SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                         (Amendment No.______________)
         Filed by the  Registrant [X]
         Filed by a Party other than the Registrant [ ]
         Check the  appropriate  box:
         [X]  Preliminary  Proxy  Statement
         [ ]  Definitive  Proxy  Statement
         [ ]  Definitive  Additional  Materials
         [ ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or 240.14a-12

                    WASATCH EDUCATION SYSTEMS CORPORATION
               (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):
      [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii),  14a-6(i)(1),  or
      14a-6(j)(2)  or Item  22(a)(2) of Schedule 14A.
      [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14-a-6(i)(3).
      [X] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
        1) Title of each class of securities to which transaction applies:
           N/A
        2) Aggregate number of securities to which transaction applies:
           N/A
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: 1
           $1,500,000.00
        4) Proposed maximum aggregate value of transaction:
           $1,500,000.00
        5) Total fee paid.
           $300.00, calculated at 1/50 of 1% of transaction value

         [ ]     Fee paid previously with preliminary materials.
         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
                  1)    Amount Previously Paid:
                  -------------------------------------------------------------
                  2)    Form, Schedule or Registration No.:
                  -------------------------------------------------------------
                  3)    Filing Party:
                  -------------------------------------------------------------
                  4)    Date Filed:
                  -------------------------------------------------------------

                  WASATCH EDUCATION SYSTEMS CORPORATION
                     5250 South 300 West, Suite 101
                       Salt Lake City, Utah  84107

                NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       To Be Held September 1996

TO THE SHAREHOLDERS:

     Notice is hereby given that a Special Meeting of the Shareholders of Wasatch Education Systems Corporation (the "Company") will be held at the Company's offices located at 5250 South 300 West, Salt Lake City, Utah 84107 on September , 1996 at 1:30 p.m., Mountain Time, for the following purposes:

     1. To consider and vote upon: (a) the sale of certain of the Company's assets to Wasatch Interactive Learning Corporation, a Utah corporation ("WILC") formed for this transaction by Barbara Morris, President, Chief Executive Officer and Director of the Company, Carol Hamil, Vice President of Development of the Company, and Ralph Brown, Chief Financial Officer of the Company (collectively, the "Management Group"), as described in that certain Acquisition Commitment dated as of July 1, 1996 by and between the Company and WILC (the "Acquisition Agreement"); (b) the grant of certain licenses by the Company to WILC with respect to certain software products; and (c) the other transactions contemplated by the terms and conditions of the Acquisition Agreement, all as described in the accompanying Proxy Statement.

     2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

                  In accordance with Part 13 of Section 16-10a of the Utah Revised Business Corporation Act, a copy of which is enclosed as
         Exhibit 2 to the Proxy Statement, holders of the Company's stock are entitled to dissenter's rights with respect to such stock in connection with the transactions contemplated by the Acquisition Agreement.



         Shareholders of record at the close of business on August 1, 1996 are entitled to notice of and to vote at the meeting.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     /s/Barbara Morris
                                     -------------------------
                                     Barbara Morris, President
Salt Lake City, Utah
September , 1996



THE VOTE OF EACH SHAREHOLDER WILL BE IMPORTANT AT THIS MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. SUCH ACTION WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU FIND IT POSSIBLE TO ATTEND THE MEETING.

                    WASATCH EDUCATION SYSTEMS CORPORATION
                             5250 South 300 West
                         Salt Lake City, Utah  84107

                               PROXY STATEMENT

                        SPECIAL MEETING OF SHAREHOLDERS
                         To Be Held September 25, 1996

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Wasatch Education Systems Corporation, a Utah corporation, (the "Company") to be voted at the Special Meeting of Shareholders to be held on September , 1996 (the "Special Meeting"), and any adjournments thereof. The Special Meeting of Shareholders will be held at the Company's executive offices located at 5250 South 300 West, Salt Lake City, Utah on September , 1996 at 1:30 p.m., Mountain Time.

                                  THE PROXY

         A form of proxy is enclosed for use at the Special Meeting. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted), will be voted for the approval of (a) the sale of certain of the Company's assets to Wasatch Interactive Learning Corporation, a Utah corporation formed by Barbara Morris, President, Chief Executive Officer and Director of the Company, Carol Hamil, Vice President of Development of the Company and Ralph Brown, Chief Financial Officer of the Company ("WILC"), as described in that certain Acquisition Commitment dated as of July 1, 1996 by and between the Company and WILC (the "Acquisition Agreement"); (b) the grant of Licenses by the Company to WILC with respect to certain software products; and
(c) the other transactions contemplated by the terms and conditions of the Acquisition Agreement, all as described in this Proxy Statement (the "Acquisition").. As to any other business which may properly come before the meeting and be submitted to a vote of shareholders, proxies received by the Board of Directors will be voted in accordance with the best judgment of the holders thereof.

         The Company will bear the cost of solicitation of proxies. In addition to the use of mails, proxies may be solicited by personal interview, telephone or telegraph, by officers, directors and other employees of the Company. The Company will also request persons, firms and corporations holding shares in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy material to, and obtain proxies from, such beneficial owners (and will reimburse such holders for their reasonable expenses in so doing).

         The approximate date when this Proxy Statement and form of proxy are being first sent to shareholders is September 5, 1996.

         A Proxy may be revoked at any time before it is exercised, by written notice mailed or delivered to the Company's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, by substitution of a new proxy bearing a later date, by a request of return of the Proxy at the Special Meeting or by voting in person at the Special Meeting.

                   VOTING SECURITIES AND VOTE REQUIRED

     The close of business on August 1, 1996 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Special Meeting or any adjournments thereof. The Company has two classes of capital stock. As of the Record Date, 3,579,229 shares of no par value common stock ("Common Stock") were issued and outstanding and 9,821,021 shares of no par value Preferred Stock were issued and outstanding, of which 4,429,870 shares designated Series "A" Preferred Stock were issued and outstanding, 91,151 shares designated Series "B" Preferred Stock were issued and outstanding and 5,300,000 shares designated Series "C" Preferred Stock were issued and outstanding. The number of outstanding shares of Common Stock reflects the one for six reverse stock split of the Company's stock which was approved by the Company's shareholders on February 28, 1992. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share of Common Stock held on each matter to come before the Special Meeting. Holders of Preferred Stock are not entitled to vote at the Special Meeting. The presence at the Special Meeting, in person or by Proxy, of a majority of shares entitled to vote will constitute a quorum for the transaction of business. The vote required for Proposal 1 is the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, at the Special Meeting.

     Votes cast by proxy or in person at the Special Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker or nominee has indicated on a proxy that it does not have discretionary authority to vote certain shares (i.e., "broker non-votes" ), those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares may be entitled to vote on other matters). Action may be taken on a matter only if a quorum, which is equal to a majority of the votes entitled to be cast on the matter, exists with respect to that matter.

     Any unmarked proxies, including those submitted by brokers or nominees, will be voted in favor of the proposals as indicated in the accompanying proxy card.

                            Dissenters' Rights

     The transactions contemplated by the Acquisition Agreement may be construed to be a sale, lease, exchange or other disposition of all or substantially all of the property of the Company for which a shareholder vote is required. Under
Part 13 of the Utah Revised Business Corporation Act, the Company's shareholders are or may be entitled to dissent from the proposed Acquisition, and obtain payment of the fair value of their shares in the event the Acquisition is approved. Fair value of the shares means the value of the shares immediately before the effective date of the Acquisition transaction, excluding any appreciation or depreciation in anticipation of the Acquisition. Notice of dissenters' rights is being submitted to shareholders with this Notice of Special Shareholders' Meeting and Proxy Statement. A shareholder who wishes to assert dissenters' rights must deliver to the Company written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed Acquisition is effected and not vote for the Acquisition. Within ten
(10) days after the effective date of Acquisition approval by shareholders, notice will be sent to dissenting shareholders stating when and where written demand for payment must be sent and when certificates for shares must be deposited by the shareholder to effectuate the purchase of shares from the dissenting shareholder. The rights of the dissenter to demand payment are lost if the dissenter fails to give written notice of intent to demand payment, or fails to timely make written demand for payment after receiving the Company's notice. A DISSENTERS' RIGHTS AND COPY OF PART 13 OF THE UTAH REVISED BUSINESS CORPORATION ACT IS ATTACHED HERETO AS EXHIBIT C.

                                PROPOSAL ONE
                            APPROVAL OF AGREEMENT

     The Board of Directors of the Company seeks shareholder approval of (a) the sale of certain of the Company's assets to WILC, as described in the Acquisition Agreement; (b) the grant of certain Licenses by the Company to WILC with respect to certain software products; and (c) the other transactions contemplated by and terms and conditions of the Acquisition Agreement, all as described in this Proxy Statement.

     The principal terms of the Acquisition Agreement are as follows. This description is qualified in its entirety by reference to the Acquisition Agreement, attached as Exhibit A to this Proxy Statement.

     Exclusive Negotiation. Until the first to occur of the following (the "Expiration Date"): (a) three (3) months from the date hereof; or (b) notice from WILC to Seller that WILC is unable to complete the purchase transaction contemplated by this Commitment, Seller will deal exclusively with WILC with regard to a disposition of the Education Market Assets. Seller will fully cooperate with WILC and make reasonable efforts to support WILC's efforts to secure necessary debt or equity financing. However, Seller does not represent or warrant, and will not be responsible for, WILC's success in raising the desired financing. If WILC has made reasonable progress towards consummation of this Commitment prior to the Expiration Date, but is unable to close prior to the Expiration Date, WILC may extend the Expiration Date in one (1) month increments, subject to The Company's consent which will not be unreasonably withheld.

     Sale of Education Market Assets. The Company agrees to sell to WILC, and WILC agrees to purchase the Education Market Assets (as defined below) of the Company relating to or arising out of the Company's business (the "Business") of developing, marketing and licensing proprietary and third party educational software and related products and services in the Education Market (as defined below). The "Education Market Assets" include the following:

          (a) All cash, bank deposits, and cash equivalents relating to the Education Market as of the Closing Date (as defined below);

          (b) All accounts receivable and other entitlements to payment under all contracts, licenses, and other arrangements relating to the Education Market;

          (c) All distributor agreements, customer contracts, renewals, and installed base of licensees of the Company's products relating to the Education Market, including but not limited to the Product Distribution Agreements with TRO;

          (d) All inventory and raw materials, including CD-ROM's, printed instructional and training materials, brochures, and marketing materials relating to the Education Market;

          (e) All tangible property, including all office equipment, computers and related equipment, audio-visual equipment, desks, chairs, leasehold improvements, library and reference materials, trade show equipment and displays, file cabinets, and other supplies and personal property relating to the Education Market;

          (f) All insurance policies on persons, property, and risks relating to the Education Market;

          (g) All outstanding bids, proposals, and purchase orders of the Company relating to the Education Market;

          (i) All files and records of The Company in hard copy or magnetic format relating to the Education Market, including customer and vendor lists and files, advertising materials and signs, correspondence, and equipment warranty information and maintenance records;

          (j)  All  contracts  and  agreements   with   employees,   independent
               marketing representatives, dealers, and sales agents of the Company relating to the Education Market;

          (k) All leasehold interests in property and leased equipment relating to the Education Market; and

          (l) All third party software licenses (excluding the software licensed by the Company from third parties to sell into the Education market, "Third Party Software" ), programs, development tools, and utilities used in the Business for the Education Market, including without limitation all word processing, spreadsheet, database, graphics and desktop publishing, project management, product testing and authoring programs.

     For purposes of the Acquisition Agreement, "Education Market" means the following markets for standalone products (program resides and runs on one workstation only) and networked products (program runs on more than one workstation concurrently, with multiple workstations connected to a common server): (i) preschool education institutions, facilities, and programs, both public and private; (ii) K-12 education institutions, facilities, and programs, both public and private; (iii) juvenile and adult basic education institutions, facilities, and programs, both public and private, including correctional facilities and corporate sites; (iv) post-secondary educational institutions, facilities, and programs, including vocational schools and community colleges;
(v) individuals (or parents of minor students) who are enrolled in the foregoing educational institutions, facilities, or programs, provided the sales are made through such institutions, facilities, or programs (as opposed to retail sales); and (vi) organizations directly affiliated with the above educational institutions, such as PTAs.


     The Education Market Assets will specifically exclude ownership rights in The Company's intellectual property, products, and related copyrights, capitalized development costs, tax net operating losses, and other tax benefits which will remain with the Company.

     Grant of Licenses; Exclusivity Period. The Company grants to WILC the following licenses and distribution rights with respect to all software products including textual materials currently marketed by the Company (the "Licensed Programs"):

          (a) A non-exclusive, perpetual, fully paid-up, worldwide right and license to use, copy or otherwise reproduce, modify, correct defects or deficiencies in, and to prepare derivative works based on, all or any portion of the Licensed Programs (specifically including any and all lesson content);

          (b) A perpetual, worldwide right and license to market, distribute, and sublicense the Licensed Programs and derivative works of the Licensed Programs in the Education Market, directly or through sub-distributors, dealers, Independent Marketing Representatives ("IMRs") or other third parties, subject to the royalty obligations described below. The foregoing license will be exclusive during the Exclusivity Period (as defined below);

          (c) Commencing upon expiration of the Exclusivity Period, a non-exclusive, perpetual, worldwide right and license to market, distribute, and sublicense the Licensed Programs and derivative works of the Licensed Programs in the Home Market (as defined below), subject to the royalty obligations described below;

          (d) A non-exclusive perpetual, worldwide right and sublicense to use, copy or otherwise reproduce, modify, correct defects or deficiencies in, and to prepare derivative works based on, all or any portion of the Third Party Software, subject to the provisions and royalties, if any, due to the original licensors of the Third Party Software;

          (e) A perpetual, worldwide right and sublicense to market, distribute, and sublicense the Third Party Software and derivative works of the Third Party Software in the Education Market, directly or through sub-distributors, dealers, IMRs, or other third parties, subject to the provisions and royalties, if any, due to the original licensors of the Third Party Software. The foregoing license will be exclusive during the Exclusivity Period;

          (f) Commencing upon expiration of the Exclusivity Period, a non-exclusive, perpetual, worldwide right and sublicense to market, distribute and sublicense the Third Party Software and derivative works of the Third Party Software in the Home Market, directly or through sub-distributors, dealers, IMRs, or other third parties, subject to the provisions and royalties, if any, due to the original licensors of the Third Party Software; and

          (g) A non-exclusive, perpetual, worldwide right and sublicense to market, distribute and sublicense the Licensed Programs, the Third Party Software, and derivative works of the Licensed Programs or Third Party Software, in the Internet Market, directly or through sub-distributors, dealers, IMRs, or other third parties, subject to the provisions and royalties, if any, due to the original licensors of the Third Party Software and to the Company.

     All licenses of Licensed Programs from the Company to WILC include source code and object code, but all sublicenses from WILC will be object code only.

     The Company reserves the perpetual, worldwide right to use, copy or otherwise reproduce, modify, correct defects or deficiencies in, prepare and distribute derivative works and market, distribute, and sublicense the Licensed Programs, Third Party Software, and derivative works of the Licensed Programs or Third Party Software, in the Home Market and Internet Market (as defined below), directly or through sub-distributors, dealers, IMRs or other third parties, subject to the provisions and royalties, if any, due to the original licensors of the Third Party Software. During the Exclusivity Period WILC will not market, distribute, or sublicense through retail channels to the Home Market the Licensed Programs, Third Party Software, or WILC derivative works of the Licensed Programs, and the Company shall not market, distribute, or sublicense to the Education Market the Licensed Programs, Third Party Software or Seller's derivative works of the Licensed Programs.

     For purposes of the Acquisition Agreement , "Home Market" means the following markets: (i) retail or off-the-shelf sales to individual end-users; and (ii) direct channel sales, including mail order, directed to individual end-users. The Company will develop new product names for the Home Market so that products offered by The Company in the Home Market are distinguishable from products offered by WILC in the Education Market. The Company will in all events have the right, where accurate and appropriate, to refer to Wasatch Education Systems as the development origin of products it offers in the Home Market. In the event The Company introduces a "networked" product for the Home Market during the Exclusivity Period, the Company will (i) provide Buyer at least 3 months' prior written notice of the anticipated release date; and (ii) label the "networked" product as follows: "Not Intended for School Use".

     For purposes of the Acquisition Agreement , "Internet Market" means distribution or delivery of the Licensed Programs, Third Party Software, or Derivative Works to end users over a wide area network using electronic data communications technology as presently implemented in the Internet or as hereafter designed for use in conjunction with telephone, cable, wireless, or other types of data transmission systems.

     The "Exclusivity Period" is a period of one (1) year from the Closing Date; provided, however, that the Exclusivity Period may be extended upon payment of certain Minimum Royalties by WILC to the Company as follows:

Minimum Royalty            Due Date                       New Exclusivity Period
- ---------------            -----------------------        ----------------------
$500,000                   End of 1st License Year         Two (2) License Years

$500,000                   End of 2nd License Year       Three (3) License Years

$500,000                   End of 3rd License Year        Four (4) License Years

$500,000                   End of 4th License Year        Five (5) License Years

     Minimum Royalties paid will be credited against royalties due for net revenues, and royalties for Net Revenues will be applied to satisfy the Minimum Royalty obligations. In the event the royalties for any License Year are less than the Minimum Royalty paid for that License Year, an amount equal to the Minimum Royalty paid for that License Year minus the actual royalties payable for that License Year will be credited against royalties for net revenues in subsequent License Years. In the event royalties paid as for net revenues in any License Year exceed the Minimum Royalty due for that License Year, an amount equal to the royalties as actually paid minus the Minimum Royalty will be credited against Minimum Royalties next falling due for subsequent License Years.

     Assumption of Liabilities. On the Closing Date, WILC will assume (and indemnify the Company against) the following liabilities and obligations (collectively the "Assumed Liabilities"):

          (a) Liabilities of the Company relating to its business in the Education Market or to the Acquisition which are shown on the most recent balance sheet of the Company and/or are otherwise known to the Management Group, excepting the following which The Company will retain: (i) indebtedness and obligations evidenced by certain debentures having a face principal amount of $1.2 million; and (ii) any and all obligations and commitments of the Company to its shareholders or directors who are not the Company's employees;

          (b) Obligations to the existing installed base of Education Market customers for software support and maintenance arising before and after the Closing Date;

          (c) Royalties owed to third party licensors on account of (i) The Company's sublicensing of Third Party Software to its customers before the Closing Date; and (ii) WILC's sublicensing of Third Party Software to its customers from and after the Closing Date, but specifically excluding the Company's sublicensing of Third Party Software to its customers after the Closing Date.

     Cash Purchase Price. In addition to the assumption of the Assumed Liabilities, WILC will pay to the Company cash consideration ("Cash Consideration") in the amount of One Million Five Hundred Thousand Dollars ($1,500,000), payable at the Closing. At its option, WILC may discharge the royalty obligations described below and the Minimum Royalty payments as described above by paying to the Company, on the Closing Date or within one (1) year after the Closing Date, an additional Cash Consideration of Three Million Five Hundred Thousand Dollars ($3,500,000) for a total Cash Consideration of Five Million Dollars ($5,000,000), in which event WILC's licenses in the Education Market will be perpetually exclusive and the Exclusivity Period will be deemed to be five (5) years for all other purposes.

     Royalty Payments to the Company. In addition to assuming the Assumed Liabilities and paying the Cash Consideration, WILC will pay to the Company royalties of 2.5% to 10% of net revenues collected by WILC from the distribution and licensing of the Licensed Programs and certain derivative works during the five (5) year period commencing on the Closing Date (each of the five (5) years during this period is sometimes referred to as a "License Year.")


     Adjustment to Cash Consideration. In arriving at the Cash Consideration set forth above and the royalty payments described above (collectively, the "Purchase Price"), the parties have attempted to make a reasonable and good faith allocation of value between the assets and business being sold or transferred to WILC under this Agreement (the "Sold Business") and the assets and business being retained by the Company (the "Retained Business"). However, neither party is entirely comfortable that the Purchase Price properly reflects the appropriate allocation of value between the Sold Business and the Retained Business. Therefore, the Purchase Price will be adjusted as set forth below in the event there is an acquisition, merger, or sale of all or substantially all of the assets (the "Acquisition") of the Sold Business or Retained Business:

          (a) In the event of an Acquisition of the Sold Business, WILC or its successor will have the option of discharging the royalty obligations described above by paying to the Company an amount equal to $3,500,000, which royalty discharge amount will be paid within thirty (30) days after the closing of the Acquisition. In the event WILC or its successor does not exercise the foregoing option, the royalty obligations described above will be expressly assumed by the successor company in the Acquisition and continue in full force and effect against said successor.

          (b)  In the event of an  Acquisition  of the Sold Business  within two
               (2) years after the Closing Date, then, in addition to the payment of any royalty or royalty buyout described in paragraph
               (a) above, the Purchase Price will be increased by an amount calculated as follows (the "Increased Amount") based upon the "Net Sold Business Acquisition Proceeds":

                                                    Portion of Net Sold Business
        Month of Sold Business Acquisition               Acquisition Proceeds
        ----------------------------------               --------------------
           1-12 months after Closing Date                       10.00%
          13-16 months after Closing Date                        7.50%
          17-20 months after Closing Date                        5.00%
          21-24 months after Closing Date                        2.50%
          25 or more months after Closing Date                   0.00%


          For purposes of the Acquisition Agreement, "Net Sold Business Acquisition Proceeds" will mean (a) the total cash consideration, plus the fair market value of property or stock, received by WILC or its Shareholders as payment in the Sold Business Acquisition, less all commissions and out-of-pocket expenses of the Sold Business Acquisition, minus (b) the sum of (i) the Cash Consideration paid to date, (ii) the aggregate royalties paid to date , and (iii) in the case of an asset sale, the debts and obligations owed to creditors of WILC immediately prior to the Sold Business Acquisition. The Increase Amount of the Purchase Price will be paid by WILC to the Company within thirty (30) days after the closing of the Net Sold Business Acquisition.

          (c) In the event of an Acquisition of the Retained Business within two (2) years after the Closing Date, then notwithstanding the payment of any royalty or royalty buyout described in paragraph
               (a) above, the Purchase Price will be decreased by an amount calculated as follows (the "Decreased Amount") based upon the "Net Retained Business Acquisition Proceeds":

                                                Portion of Net Retained Business
    Month of Retained Business Acquisition             Acquisition Proceeds
    --------------------------------------             --------------------
        1-12 months after Closing Date                        10.00%
       13-16 months after Closing Date                         7.50%
       17-20 months after Closing Date                         5.00%
       21-24 months after Closing Date                         2.50%
       25 or more months after Closing Date                    0.00%

          For purposes of the Acquisition Agreement, "Net Retained Business Acquisition Proceeds" means (a) the total cash consideration, plus the fair market value of property or stock, received by the Company or its Shareholders as payment in the Retained Business Acquisition, less all commissions and out-of-pocket expenses of the Retained Business Acquisition, minus (b) the sum of (i) the Company's shareholder indebtedness and Preferred Stock liquidation preferences as of the Closing Date, and (ii) in the case of an asset sale, the debts and obligations owed to creditors of the Company immediately prior to the Retained Business Acquisition.


     For a period of six (6) months after the Closing Date, WILC will provide to the Company technical assistance on a "best efforts, as available" basis to support the Company's use of the Licensed Programs and development of the Company Derivative Works of the Licensed Programs.

     WILC will also provide to the Company accounting assistance on a "best efforts, as available" basis to support the Company's ownership and use of the capitalized development, net operating losses, and other tax benefits which remain with the Company.


     Conditions to Closing. WILC's obligations under the Acquisition Agreement are contingent upon satisfaction of the following conditions:

          (a) Approval of the Acquisition Agreement by the Board of Directors of the Company on or before July 1, 1996 which approval has been obtained;

          (b) WILC's obtaining the necessary cash or other financing to pay the Cash Consideration;

          (c) WILC's obtaining the required consents, if any, of third parties to an outright assignment or transfer of Education Market Assets; and

          (d) WILC's obtaining the required consents, if any, of third parties to a license of the Licensed Programs and sublicense of Third Party Software, on terms acceptable to WILC.

          (e) The Company's obtaining the approval or forbearance, if required, of its shareholders and debenture holders prior to consummation of the Acquisition; provided that: (i) the Company shall use its best efforts to obtain prior to July 31, 1996, any approval or forbearance of debenture holders required for the consummation of this Acquisition which approval has been obtained; (ii) the Company's Board of Directors will prior to July 15, 1996, determine whether shareholder approval is required for the Acquisition, and, if required, use its best efforts to obtain prior to July 31, 1996, the shareholder commitment to approve the consummation of this Acquisition from those shareholders, or the shareholder's parent, subsidiary or related entity, in which one of the disinterested directors of the Company is an officer, director, corporate agent, or general partner; and (iii) the Company's Board of Directors will recommend the approval of this Acquisition to all other shareholders in connection with the notice of shareholders' meeting.

     Technology Funding, Inc., which through affiliated entities owns 67.1% of the Company's voting stock as of August 1, 1996, has indicated its intent to approve the transactions contemplated by the Acquisition Agreement. The Company therefore believes that the approval of this Proposal is assured, and that the transactions contemplated by this Proposal are likely to occur, subject to WILC obtaining the required funding and consents to assign or transfer the Education Market Assets and to license the Licensed programs and sublicense the Third Party Software. However, there can be no assurance that such funding or consents will be obtained or that such transactions will in fact be consumated.

     Finders Fees. The Company and WILC each warrant to the other that it has incurred no obligation to pay any finders fees or commissions in connection with WILC's acquisition of the Education Market Assets.

     Transferred Employees. WILC will offer all employees of the Company employment with WILC at the same title, salary, and responsibility, and WILC will assume all liabilities of the Company with respect to such transferred employees, including but not limited to accrued wages, accrued vacation, sick leave, employee reimbursements, and severance, if any; and WILC will defend, indemnify, and hold the Company harmless from and against any claims or liability for such employee obligations.

     Expenses. Each of the parties hereto will pay its own expenses in connection with the Acquisition Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated.


     Closing Date. For purposes of the Acquisition Agreement, the "Closing Date" will be the sooner of: (a) the Expiration Date; or (b) ten (10) days after the date on which WILC advises the Company that WILC is ready, willing, and able to consummate the purchase of the Education Market Assets and assumption of the Assumed Liabilities on the terms and provisions set forth in the Acquisition Agreement. On the Closing Date, all Education Market Assets will be transferred to WILC and WILC will assume all Assumed Liabilities and responsibilities relating to the Licensed Programs and Third Party Software as set forth in the Acquisition Agreement.


REASONS FOR THE TRANSACTIONS

     The Company needed significant new capital to provide the funds necessary to exploit the home and retail markets. The Company believes that the retail distribution channel offers the greatest opportunity to build value with its Windows and DOS based educational software. This agreement provides the necessary immediate funding to the Company to prepare its products for the retail market. Additionally, the on-going royalties on software sales into the Education Market will provide additional profitability in future years. By retaining the Company's substantial tax net operating loss carryforward, a significant amount of future net taxable income can largely be sheltered from federal taxes for many years to come.

     In reaching its decision to approve the Acquisition Agreement, the Company's Board of Directors considered the following information and factors:

          (a) The desire of the Company's management to pursue the Education Market.

          (b) The Bopard's determination that the home and retail markets present opportunities for the Company's Windows and DOS based education software products that are not currently able to be addressed with the Company's current personnel and financial resources.

          (c) The difficulty of pursuing both the Education Markets and the home and retail markets given the Company's current personnel and financial resources.

          (d) The need for funding to prepare the Company's products for the home and retail markets and the consideration to be paid to the Company under the Acquisition Agreement.

          (e) The on-going royalties on software sales into the Education market to be paid by WILC under the Acquisition Agreement.

          (f) The ability of the Company to utilize its tax net operating loss carryforwards to offset any potential gain from the sale of assets from the Acquisition as well as future net taxable income.

     The Board also considered the terms of the Acquisition Agreement and the affect on the Acquisition of the Company's net tax operating loss carryforwards.

     The Board also considered the following potentially negative factors relating to the Acquisition: (i) the risks associated with attracting, retaining and training an entire team of management, development, marketing, sales and support for the Company; (ii) the risks associated with managing a new organization with new personnel and a new market strategy; (iii) the risk of WILC's inability to procure funding and necessary consents to assignment, license and sublicense necessary to consumate the Acquisition; (iv) the uncertainty of the royalties to be paid by WILC; (v) the risks inherent in modifying and enhancing the Company's products and in developing new products for the retail and home markets; and (vi) the need to develop new distribution channels for the Company's products in the home and retail markets.

     In view of the wide variety of factors, both positive and negative, considered by the Board, the Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all of the factors set forth above, the Board concluded that the Acquisition was in the best interest of the Company and its stockholders and that the Company should proceed with the Acquisition.

ACCOUNTING TREATMENT

     At closing, this transaction will be accounted for under the "Purchase Method" in accordance with Generally Accepted Accounting Principles. This method could result in a gain from the sale of certain of the Company's assets as described above.

FEDERAL INCOME TAX CONSEQUENCES

     A taxable gain may result from this transaction if the initial License Fee received by the Company is greater than the assets sold to WILC. The Company has more than enough Tax Net Operating Loss Carryforward remaining to offset the potential gain. The transaction will be accounted for under the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109").

     WILC will pay all state and local sales, transfer, value-added, or other similar taxes, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment, and delivery of the Education Market Assets.

REGULATORY APPROVALS

     The Company believes that it has complied with all applicable state and federal regulations in connection with the Acquisition Agreement and does not believe that any regulatory approvals of the Acquisition are required by any state or federal government entity. See "Dissenters Rights" above.

STOCK PRICE PERFORMANCE

     The high and low sales prices of the Company's Common Stock on June 30, 1996, the day prior to the signing of the Acquisition Agreement were $0.6875 and $0.50, respectively. On August 14, 1996, the day prior to the press release anouncing the Acquisition Agreement, the sales price high and low was $0.156 and $0.125, respectively.

ACCOUNTANTS

     The Company's independent public accountants are Arthur Andersen LLP. Representatives of Arthur Andersen LLP are expected to be present at the shareholders' meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


INTERESTS OF CERTAIN PERSONS

     Barbara Morris, the Company's President, Chief Executive Officer and a director, Carol Hamil, the Company's Vice President of Development, and Ralph Brown, the Company's Chief Financial Officer are the only shareholders of WILC. The Acquisition was approved by a disinterested majority of the Company's Board of Directors by vote with Ms. Morris abstaining. Following the closing of the Acquisition, Ms. Morris, Ms. Hamil and Mr. Brown are expected to resign as officers and director, as applicable, of the Company. The Company's Board of Directors intends to conduct a nationwide search for new executives to manage the Company. Options held by Ms. Morris, Ms. Hamil and Mr. Brown to purchase 740,000, 370,000 and 180,000 shares of the Company's Common Stock, respectively, will terminate effective upon the closing of the Acquisition Agreement.

     The Company's  Board of Directors  unanimously  recommends a vote "FOR" the
approval  of  the  Acquisition   Agreement  with  Wasatch  Interactive  Learning
Corporation.


                   PRINCIPAL AND MANAGEMENT SHAREHOLDERS

     The following tables set forth the number of shares beneficially owned as of July 31, 1996 by (i) each Director of the Company, (ii) each Named Officer (as defined below), (iii) all executive officers and nominees for director as a group and (iv) all persons known to the Company to be beneficial owners of more than five percent of the Company's outstanding shares of Common Stock and Preferred Stock, respectively:

Common Stock
                                         Number
                                        of Shares               Percentage of
                                       Beneficially           Outstanding Shares
Name of Beneficial Owner                Owned (1)            of Common Stock (2)
- ------------------------               ------------          -------------------

Technology Funding, Inc.(3)             7,465,517                    86.5
2000 Alameda de las Pulgas
San Mateo, CA 94403

Loyalhanna Venture Fund (formerly         313,240                     8.7
Trivest Venture Fund) (4)
223 4th Avenue, 17th Floor
Pittsburgh, Pa.

Barbara Morris (5)                        713,333                    16.7
5250 South 300 West
Salt Lake City, Utah  84107

                                          Number
                                        of Shares                Percentage of
                                       Beneficially           Outstanding Shares
Name of Beneficial Owner                Owned (1)            of Common Stock (2)
- ------------------------               ------------          -------------------

Jeffrey Keimer (6)                        299,433                    7.7
702 Marshall Road
Redwood City, California 94063

Carol Hamil (7)                           356,666                    9.1
5250 South 300 West
Salt Lake City, Utah 84107

Ralph Brown (8)                           175,555                    4.8
5250 South 300 West
Salt Lake City, Utah 84107

Directors and Executive Officers        1,544,987                   30.2
as a group (6 persons) (8)

                  Preferred Stock

                                                               Percentage of
                                   Number  of Shares        Outstanding  Shares
Name of Beneficial Owner           Beneficially Owned(1)   of Preferred Stock(2)
- ------------------------           --------------------      -------------------
Technology Funding, Inc.(3)             7,300,000                   74.3
2000 Alameda de las Pulgas
San Mateo, CA 94403

Jeffrey Keimer(6)                           9,629                      *

Directors  and  Executive  Officers         9,629                      *
as a group (6 persons) (9)
* Less than 1%

     (1) Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. A person is deemed to be the beneficial owner of Common Stock or Preferred Stock, respectively, that can be acquired by such person within 60 days of July 31, 1996 upon the exercise of options or warrants.

     (2) Each beneficial owner's percentage ownership is determined by assuming options and warrants that are held by such person (but not those held by any other person) and which are exercisable for Common Stock or Preferred Stock, respectively, within 60 days of July 31, 1996 have been exercised.

     (3) Ms. Carolyn Poe and Mr. Gregory T. George, directors of the Company, are employees of Technology Funding, Inc., which is a managing partner of Software Fund II, Technology Funding Partners I, Technology Funding Partners II, Technology Funding Private Reserve Fund and Technology Funding Secured Investors
III. Together, these funds own 2,400,486 shares of Common Stock, hold warrants to purchase an additional 3,065,031 shares of Common Stock and own 2,000,000 shares of Series A Preferred Stock that is convertible on a share for share basis into Common Stock. Additionally, these funds own 5,300,000 shares of Series C Preferred Stock which is not convertible into common stock.

     (4) Includes 7,822 shares of Common Stock subject to warrants exercisable within 60 days of July 31, 1996.

     (5)   Represents   713,333  shares  of  Common  Stock  subject  to  options
exercisable within 60 days of July 31, 1996. These options will be terminated upon closing of the Acquisition.

     (6)  Represents   289,804  shares  of  Common  Stock  subject  to  warrants
exercisable and 9,629 shares of Series "A" Preferred Stock that is convertible into Common Stock within 60 days of July 31, 1996.

     (7)   Represents   356,666  shares  of  Common  Stock  subject  to  options
exercisable within 60 days of July 31, 1996. These options will be terminated upon closing of the Acquisition.

     (8)   Represents   175,555  shares  of  Common  Stock  subject  to  options
exercisable within 60 days of July 31, 1996. These options will be terminated upon closing of the Acquisition.

     (9) Includes 9,629 shares of Series A Preferred Stock convertible into Common Stock within 60 days of July 31, 1996 and 1,245,554 shares of Common Stock subject to options and 289,804 shares of Common Stock subject to warrants exercisable within 60 days of July 31, 1996.

               PROPOSALS OF SHAREHOLDERS FOR NEXT ANNUAL MEETING

         The Company must receive proposals from Shareholders on or before January 15, 1997, in order to have such proposals evaluated for inclusion in the proxy statement relating to the Company's next Annual Meeting of Shareholders.

                               OTHER MATTERS

         The management knows of no other matters which are likely to be brought before the Special Meeting. If any other business requiring a vote of the Shareholders should properly come before the Special Meeting, the proxies will be voted by the persons named therein in accordance with their judgment in such matters.


                                         By Order of the Board of Directors

                                         /s/Barbara Morris
                                         --------------------------
                                         Barbara Morris, President

                                OTHER INFORMATION

General Description of Business

     Wasatch Education Systems Corporation (the "Company" or "Wasatch"), incorporated in 1988 in the State of Utah, develops and markets computer-aided instructional systems ("CAI Systems") for the pre-school, elementary, secondary, adult education and home school markets. The Company's products are primarily used by students enrolled in United States schools between kindergarten and the twelfth grade ("K-12"), as well as by adult students enrolled in basic education programs and students receiving schooling at home. Schools utilize the Company's products to offer students self-paced, individualized courses in reading, writing, science, mathematics, life skills and high school equivalency (GED) test preparation. The CAI Systems furnished by the Company are typically used by students to supplement their regular instructional programs.

     The Company currently markets and sells its products through a direct sales force, independent marketing representatives, and two dealers. See "Business--Marketing and Sales". In addition to receiving revenues from initial product license fees and sales (including software licenses, training, and printed materials), the Company also receives fees in subsequent years for customer support, software upgrades, teacher training, and printed materials.

     The Company intends to pursue a new strategy in new markets for its products and will be prohibited for a significant period of time from engaging in its traditional business in the Education Market. In pursuing the Acquisition, the Company will retain its core products and technology and the funds received from the proceeds of the Acquisition. The Company will still receive royalties from the revenue generated by the business as described in the Proxy Statement; however, the business conducted in the Education Market as described above will be performed by WILC. The Company will focus its efforts in the home and retail markets. Channels are expected to be developed through the Internet, retail distribution and direct sales.

The Market

     With the introduction of personal computers in the late 1970's and early 1980's, schools began utilizing drill-and-practice, diskette-based educational software. In the Company's view, the networking capability of MS-DOS/Windows compatible equipment created a market for courseware which addresses broad curriculum needs. These networked products contrast with earlier software designed for stand-alone (non-networked) computers.

     After the Acquisition is completed, the Company will be selling the Company's products into the home and retail markets. Individuals and families with MS-DOS and Windows compatible equipment can utilize the Company's software for their children directly in their homes. The market for retail educational products is extremely large in relation to the current sales levels of the Company and therefore represents a significant opportunity to increase the Company's sales volumes.

     The home and retail markets are new markets for the Company in which the Company has no experience. The Company has no customers or sales in these markets. There can be no assurance that such markets will be receptive to the Company's products, that the Company will be able to adapt and enhance its products for such markets, that the Company will be able to compete in such markets against competitors with significantly greater resources than the Company or that the Company will be able to develop direct or indirect distribution channels in such markets. Failure of these markets to be receptive to the Company's products or of the Company to adapt and enhance its products for such markets or to develop distribution channels would have a material adverse effect on the Company and its business.

The Company's Products

     The Company provides what it characterizes as a "learning" system. The system provides each student with self-paced, individualized lessons. Using a personal computer as a fileserver, the system stores course software (known as "Courseware") and student data and transmits programs to student workstations as needed. The fileserver can be connected to as many as 100 student workstations equipped with color monitors. A printer is also attached to the system to service the needs of the users. Individual workstations can be located in one place, such as a home or a school computer laboratory, or the network can be arranged to distribute workstations in different classrooms throughout the school.

     The Company believes that its Courseware offers several features which make it attractive to customers. These include automatic record-keeping, automatic re-entry at the appropriate point in the lesson, the capability to store work for later use and the emphasis on workplace knowledge in real world scenarios. The networked, MS-DOS/Windows software also allows more elaborate lessons, including such features as graphics, audio and animation. These features are expected to provide the Company with a competitive advantage in the home and retail markets. However, there can be no assurance that the Company will be able to leverage such features for the home and retail markets or that such markets will be receptive to such products.

     The Company has designed its Courseware to emphasize content knowledge, strategies, problem solving skills, critical thinking skills and process skills, which distinguish it from educational software systems offered by other companies. For example, the Company's science program focuses on developing the student's content knowledge of physical, earth and life sciences as well as on developing process skills such as observing phenomena and recording data. Process skills are taught using computer tools such as data bases and word processors, and other tools which are unique to individual courses. Because the Courseware uses the computer as a problem-solving tool and as an instructional vehicle, the Company believes that the Courseware serves to integrate process skills and computer literacy into the traditional curriculum. This permits the teacher to use the computer to evaluate student mastery of knowledge, computer literacy and process skill development.

     The Company developed new Courseware called Projects for the Real WorldTM that was introduced into the market during the fiscal year ended June 30, 1994 to address concerns about the need for "real world" based teaching methods emphasizing work place knowledge, as advocated by the U.S. Department of Labor in its report "Secretary's Commission on Achieving Necessary Skills" or SCANS. The Company's new software is designed for K-8 and provides a new approach to student interactive learning. The Company's Projects for the Real WorldTM features highly interactive Courseware that requires an elevated level of critical thinking in real world, work place scenarios.

     On February 25, 1991, the Company entered into a joint research and software development project in mathematics with Rutgers University's Center for Mathematics, Science and Computer Education. The project, to develop a tool-based elementary mathematics product, was headed by Dr. Warren Crown. The Company began marketing these products during the fiscal year ended June 30, 1994 and will pay a royalty to Rutgers on all sales.

     In the spring of 1995, the Company developed and began selling individual units of its Courseware on CD-ROM.

     All  of  the  Company's   products  can  be  delivered  in  both  networked
environment and non-networked individual workstation environments via CD-ROM technology.

     The Company expects to modify and enhance its products to make them more desirable to home and retail users by adding more game capabilities and higher order graphics such as 3D capabilities. The Company intends to adapt and enhance its products for the home and retail markets. However, there can be no assurance that the Company will be successful in such efforts.

Services

     In addition to licensing Courseware, the Company provides on-site Courseware installation, ongoing training, and telephone customer support. Training consists of multiple in-service sessions throughout the school year and a multi-year training plan. Company consultants work with teachers and school principals in order to develop curriculum focus and integrate the Company's Courseware into classroom instruction. Customer support is available during extended working hours to Company customers via a toll-free number. Many installations are sold with a modem which provides a telecommunication link between the school and the Company's customer service personnel for remote diagnostics.

     The Company will no longer provide the services described above after the Acquisition. These services will be performed by WILC. The Company expects, however, to continue to provide customer support to its new customers in the Home and retail markets. The Company is in the process of recruiting appropriate personnel to perform such services. However, there can be no assurance that the Company will be able to attract or retain appropriate personnel.

Research and Product Development

     As in most of the software industry, rapid technological change and market demands require the Company to continually enhance its existing products. Although school curricula has remained relatively standard from location to location and from year to year (and the Company believes it will continue to do so), the need to add additional products to the Company's current product line requires the Company to continually broaden its product line to remain competitive.

     From its inception in 1985 to June 30, 1995, the Company has cumulatively spent $15,515,000 for research and product development. During the fiscal years ended June 30, 1995 and 1994, the Company spent approximately $309,000 and $227,000, respectively, on expensed product development. In addition, the Company spent approximately $1,269,000 and $2,455,000 in the fiscal years ended June 30, 1995 and 1994, respectively, on product development that was capitalized. Within a given curriculum area, the Company's development strategy typically focuses on early completion of a core of software modules. As a result, products in a given curriculum area are typically brought to market after 12 to 15 months of development.

     The Company intends to continue making significant investments in product development activities with funds produced through continuing operations. There can be no assurance, however, that the Company will be able to respond adequately to technological advances in its marketplace or that it will be able to develop or market successfully any new products.

     All of the Company's development personnel are expected to become employees of WILC and will cease providing services to the Company. The Company will need to train new personnel to develop and enhance the Company's products for the home and retail markets. These personnel are not likely to be familiar with the Company's products and will require significant training.

Marketing and Sales

     The Company's early marketing strategy targeted the major urban school districts as its core business. In April 1985, the Company installed its products at three pilot sites in Chicago. By the end of 1985, the Company had installations in 19 school districts serving a total of 26 schools. As of June 30, 1995, the Company had sold its products to over 360 school districts for use in 870 schools on approximately 18,000 individual networked workstations throughout the United States. (See Note 8 to the Financial Statements.)

     As of June 30, 1995 the Company sells its products through a geographically based direct sales force consisting of two full-time sales representatives with an additional nine independent marketing representatives and two dealers. In addition to qualifying prospects and calling on both existing and prospective customers, the Company's sales representatives host users' conferences and attend national trade shows and conferences. The Company markets its products to a variety of customers including K-12 school districts, private schools, universities, adult education centers, the home market and corporate education centers. The Company is expanding its school marketing efforts through catalog mailings and follow up telemarketing efforts.

     The Company has recently organized a catalog sales division that incorporates a published catalog of all the Company's modular products and a telemarketing group. Catalog mailings to key school districts are followed up by the direct sales efforts of the telemarketers. This marketing strategy attempts to capitalize on the trend of some school districts to buy modular products at the school level rather than the district level.

     The Company will be required to develop new sales channels oriented into the retail and home markets. These channels may include the Internet, retail distribution and direct sales. However, the Company has not yet established any such channels. Failure of the Company to successfully develop channels for distributing its products to the home and retail markets would have a material, adverse effect on the Company's business.

Competition

     The K-12 computer-aided instruction market is highly competitive. The Company categorizes its competitors into two types. The first type of competitor is the diskette or CD-ROM based educational software publisher. While these companies serve a growing market, they generally distribute their products via telemarketing and catalog sales to individuals as well as school districts.

     The second category of competitor is the growing group of companies producing comprehensive courseware primarily for networked systems. These companies generally market to school districts with direct sales forces. The Company believes that its major competitors in this second category are Jostens Learning Corporation, Computer Curriculum Corporation and IBM. These competitors have far greater resources than those of the Company. Some of these competitors have entrenched market positions and established trade names, trademarks and intellectual property rights.

     Some of the products of the Company's competitors emphasize drill-and-practice skills as opposed to the reasoning and thinking skills emphasized by the Company's courseware. Although the Company believes that it has priced its products competitively, there can be no assurance that the Company will be able to remain price-competitive in the future or with respect to new products. The Company believes that each of its competitors has approached the market from a different standpoint and has targeted specific market segments. Although Jostens Learning Corporation is believed to have a dominant share of the K-8 market, no single company dominates the entire market, and the Company competes against different companies with respect to different products.

     The Company will be facing new competitors in the home and retail market. The industry has seen larger competitors such as Softkey and CUC purchase a number of smaller competitors. This could provide the Company an opportunity to capture shelf space at retail stores but it also may make it more difficult for smaller companies to compete in the industry.

Product Protection

         The Company's success is dependent to a large extent on its ability to protect its proprietary interest in its software products. In addition, the Company requires its employees to enter into confidentiality agreements with it, and its license agreements with school districts prohibit the reproduction or other unauthorized use of the Company's proprietary software; however, not all school districts have entered into such license agreements.

         Several circuits of the United States Court of Appeals, as well as federal district courts, have held that governmental entities may be immune from suit for copyright infringement. Such immunity protection would extend to states and their alter egos but not to other political subdivisions. If school district customers were to be viewed as alter egos of their respective states, the Company could be denied protection from copyright infringement as to these customers, even if such protection would otherwise be available. However, the Company should still be entitled to contractual protections under any license agreements it has executed with such districts.

         The Company believes that the rapid pace of technological change in the computer software industry renders patent, trade secret and copyright protections less significant than the knowledge, ability, and experience of the Company's personnel, name recognition and on-going maintenance.


Suppliers

         The objective of the Company is to sell proprietary software to customers without accompanying of computer equipment and supplies, or third party software except where the addition of the third party software compliments or augments the Company's software. However, at times the Company must coordinate the sale of its products with third party computer hardware and peripherals as well as third party software in order to satisfy the bid specifications of certain customers. In these instances, the Company must rely upon the delivery of products and services from various suppliers and has established certain relationships with these suppliers to provide continuity of supply.

         Computer Hardware: The Company has non-binding, non-contractual relationships with several manufacturers of computers used as student workstations and fileservers. These vendors install and provide on-going support for their hardware. Wasatch does not provide on-going hardware support nor does it offer hardware as "Wasatch approved". The Company does however, provide standardized computer configurations to achieve uniformity of all suppliers' products sold.

         Third Party Software: The Company purchases software products from third parties to fill gaps in the Company's proprietary product lines. Such software products constitute a small percentage of the Company's business but nevertheless, provide both necessary and appropriate products for specific market needs. In the event such software sources were to cease to be available to the Company, the Company would be required to find alternatives, and there can be no assurance that it would be successful in doing so. The Company also purchases and resells books from several publishers.


Employees

         As of June 30, 1996, the Company employed 26 persons on the basis of full-time equivalent employment including 3 persons in sales, marketing, and related activities; 6 persons in product development; 9 persons in customer support and operations; 4 persons in servicing and consulting; and 4 persons in general administration and finance.

         The Company believes that its future success will depend, in part, on its ability to recruit and retain highly skilled sales and technical personnel (including senior management as the Company expands its marketing efforts).

         None of the Company's employees is represented by a labor union. The Company has experienced no work stoppage and believes that its employee relations are good.

         All of the employees currently working for the Company are expected to resign and begin working for WILC after the Acquisition.


Significant Customers

     The Company's products are marketed primarily to public school districts, adult education facilities, corporations and recently to school districts and adult education sites through telemarketing and catalog sales.

     For all periods from inception through June 30, 1995, a small number of school districts generated a disproportionate amount of the Company's annual revenues. (See Note 8 to the Financial Statements.)

     The Company must continually seek new customers for its products because most of the Company's revenue is from non-recurring initial sales of software, not from recurring annual license fees. Accordingly, the Company is not particularly dependent on any individual customer(s) for future revenues.


Backlog

     On June 30, 1996, the Company's backlog was immaterial, all of which was shipped during the first quarter of fiscal year 1997. The Company does not generally have a significant backlog as a result of the following factors. Even though the sales cycle is lengthy, when a customer actively places an order it is generally important that delivery be made quickly. The Company does not manufacture or maintain significant inventory of computer hardware; it merely installs its software on hardware manufactured, and often delivered, by third parties. The Company's backlog was immaterial on June 30, 1995 and June 30, 1994 and the nine months ended March 31, 1996. All of the Company's backlog will be transfered to WILC in the Acquisition.

     At June 30, 1995, the Company had recorded deferred revenue with respect to cash receipts for services, which consist primarily of training and maintenance, yet to be performed in the amount of $367,000. This amount was recognized as revenue during fiscal year 1996 as the services are completed.



PROPERTIES

     The Company's headquarters and its research and development facilities are located at the same facility in Salt Lake City, Utah. Effective April 1, 1996 the Company entered into a three year lease agreement with its current landlord on a variable term lease through March 31, 1999. The annual base rent (inclusive of payment of taxes) through March 31, 1997 is $115,239. The Company also has a three lease on property located in Park City, Utah through December 31, 1998. The annual base rent (inclusive of payment of taxes) through December 31, 1996 is $71,016. (See Note 6 to the financial statements.)

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(A) Market Price Data

         The Company's Common Stock began trading in the over-the-counter market in October 1988. Prices were quoted in the National Association of Security Dealers Automated Quotation System ("NASDAQ") under the symbol WESC. On January 31, 1991, the Company was granted by NASDAQ a conditional continued listing on NASDAQ, and the Company's symbol was temporarily changed to WESCC. On July 8, 1991, the Company's symbol was changed back to WESC as the company met the minimum equity requirement of NASDAQ. The Company was delisted on June 16, 1992 for failure to meet certain requirements for inclusion in the NASDAQ system. The Company is currently reviewing the requirements to be relisted on the NASDAQ exchange. The Company's Common Stock is now traded on the NASDAQ Bulletin Board. The following table sets forth the range of the high and low bid quotations for the stock for the fiscal year quarters indicated, as reported by the applicable NASDAQ trading market. The quotations represent prices between dealers and do not include retail markups, markdowns or commissions and may not necessarily reflect actual transactions.


                                              HIGH             LOW
Fiscal Year Ended June 30, 1994
1st Quarter ended September 30, 1993         $1.000          $0.750
2nd Quarter ended December 31, 1993           1.000           0.625
3rd Quarter ended March 31, 1994              0.500           0.125
4th Quarter ended June 30, 1994               0.313           0.125

Fiscal Year Ended June 30, 1995
1st Quarter ended September 30, 1994         $0.313          $0.125
2nd Quarter ended December 31, 1994           0.219           0.094
3rd Quarter ended March 31, 1995              0.156           0.094
4th Quarter ended June 30, 1995               0.156           0.094

(B) Approximate Number of Equity Security Holders

         As of June 30, 1995, the Company had 427 common and preferred stockholders of record.

(C) Dividends

         The Company has never paid a dividend on its Preferred Stock. As of June 30, 1995, the Preferred Stock dividends in arrears amounted to $90,866. Under Utah corporate law, the Company is restricted from paying dividends on its Common Stock until the accumulated dividends on its Preferred Stock are paid and the Company has achieved positive retained earnings. Only the Series B Preferred Stock is entitled to dividends. The Series A Preferred Stock is not entitled to dividends. The Series C Preferred Stock is entitled to dividends under certain circumstances (see Note 6).

         The Company has never paid a cash dividend on its Common Stock. The current policy of the Company is to retain any earnings for the operation of its business. The Company intends for the foreseeable future to continue this policy of retaining earnings achieved to finance the development of its business.

Overview:

     The Company currently develops and markets computer-aided CAI Systems for the pre-school, elementary, secondary, adult education and home school markets. The Acquisition will significantly change the Company's business. Following the Acquisition, WILC will have the exclusive rights for a significant period of time to develop such markets. The Company expects to direct its efforts exclusively on developing and marketing its CAI Systems for the home and retail markets.

     In pursuing the Acquisition, the Company will retain its core products and technology and the funds received from the proceeds of the Acquisition. The Company's prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the early stage of development, particularly  companies in new and rapidly  evolving  markets.  To address these risks, the Company must, among other things, continue to upgrade its technologies and commercialize products and services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks.

     The home and retail markets are new markets for the Company in which the Company has no experience. The Company currently has no customers or sales in these markets. There can be no assurance that such markets will be receptive to the Company's products, that the Company will be able to adapt and enhance its products for such markets, that the Company will be able to compete in such markets against competitors with significantly greater resources than the Company or that the Company will be able to develop direct or indirect distribution channels in such markets. Failure of these markets to be receptive to the Company's products or of the Company to adapt and enhance its products for such markets or to develop distribution channels would have a material adverse effect on the Company's business and results of operations.

     The Company's current employees, including all of the Company's management, development, marketing and sales personnel, are all expected to become employees of WILC. The Company is in the process of recruiting personnel to pursue the new business of the Company. Competition for such personnel is intense in the software industry. There can be no assurance that the Company will be able to attract and retain sufficient qualified personnel to operate the Company's new business. failure of the Company to attract or retain such personnel would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's future results of operations are uncertain and subject to flucuation. Following the Acquisition, the Company's revenues will consist exclusively of royalties received from WILC until the Company is able to develop channels for its products in the home and retail markets. There can be no assurance that the Company will develop such channels or achieve revenue growth or profitability. Because of such factors and others, the Company's operating history is not an indicator of future performance since it will pursue entirely new markets for its products. Additional factors that may affect operating results include the timing of customer orders, the timing of expenses incurred by the Company in anticipation of hiring personnel and modifying, enhancing and releasing products for the home and retail markets, changes in pricing policies of the Company and its competitors, variation in the mix of Compamny's products licensed, the mix of direct and indirect sales, personnel changes and general economic factors. Any unfavorable changes in these or other factors could have a material adverse effect on the Company's business, financial condition and results of operation.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Results of Operations:

Fiscal Year 1995 compared to Fiscal Year 1994:

     The following are explanations of significant period to period changes for the fiscal year ended June 30, 1995 compared to the fiscal year ended June 30, 1994.

         Revenue for the fiscal year ended June 30, 1995 of $5,475,000 decreased $460,000 or 8 percent, compared to $5,935,000 for the fiscal year ended June 30, 1994. Courseware license revenues increased 26 percent or $851,000 to $4,167,000 for the fiscal year ended June 30, 1995, from $3,316,000 for the fiscal year ended June 30, 1994. This increase is primarily the result of more effective marketing of the Company's new MS-Windows based software, including the new "Projects for the Real WorldTM" courseware. Additionally, the Company experienced success with proprietary Courseware sales through its newly introduced catalog sales division. Services and other revenues decreased $1,311,000 or 50 percent to $1,308,000 for the fiscal year ended June 30, 1995 from $2,619,000 for the fiscal year ended June 30, 1994. Of this, $761,000 is the result of the Company eliminating, except in limited situations, computer hardware for sale along with its Courseware. Support renewal revenues decreased $385,000 to $845,000 at June 30, 1995 from $1,230,000 in fiscal 1994. This decrease is primarily the result of the Company lowering its annual customer support renewal fee.

         Gross margins increased $3,631,000 to $3,682,000 at June 30, 1995 from $51,000 at June 30, 1994. This increase is primarily the result of increased software sales, significantly reduced low margin hardware sales, lower training costs and reduced amortization of courseware development costs as result of the Company writing off a substantial portion of its deferred MS-DOS based courseware costs during fiscal year 1994. The gross margin as a percent of revenue increased 66 percent to 67 percent for the fiscal year ended June 30, 1995 from 1 percent for the fiscal year ended June 30, 1994. The gross margin as a percent of revenue for service and other revenues increased $81,000 to $486,000 or 37 percent for the fiscal year ended June 30, 1995 from $405,000 or 15 percent for the fiscal year ended June 30, 1994. This increase was due to a reduction in training costs and significantly reduced low margin hardware sales.

         Operating expenses decreased by 15 percent or $501,000 to $2,749,000 for the fiscal year ended June 30, 1995 from $3,251,000 for the fiscal year ended June 30, 1994. Of this, $382,000 is a decrease in sales and marketing expenses. This decrease is primarily the result of the reduction of the Company's internal sales representatives and lower selling costs associated with direct sales. The Company's sales effort has shifted to independent sales representatives and dealers. General and administrative expenses decreased $202,000 to $1,450,000 at June 30, 1995 from $1,652,000 at June 30, 1994. This decrease is due primarily to reduced personnel in finance and administration as well as technical support. The Company's research and development costs increased by $82,000 due to the Company expensing a larger percentage of courseware development costs.

     Operating income increased by $4,133,000 to income of $933,000 for the fiscal year ended June 30, 1995 from a loss of $3,200,000 for the fiscal year ended June 30, 1994.

     Net interest expense increased by $11,000 to $756,000 for the fiscal year ended June 30, 1995 from $745,000 for the fiscal year ended June 30, 1994. This increase was primarily the result of interest on higher debt levels, including interest accrued on convertible subordinated debentures and interest on
$5,500,000 of related party debt. Effective June 30, 1995, all related party debt was converted into a combination of Series C non-convertible preferred stock and common stock. Additionally, in this transaction over $1.0 million in accrued, unpaid interest, was forgiven and recognized as an extraordinary gain on the fiscal year ended June 30, 1995 income statement.

     The net income for the Company increased $4,575,000 during the fiscal year ended June 30, 1995 to income of $1,219,000 from a loss of ($3,356,000) for the fiscal year ended June 30, 1994.

     The following are explanations of significant period to period changes for the nine months ended March 31, 1996 and 1995.

     Revenue for the nine months ended March 31, 1996 of $2,498,000 decreased $1,222,000 or 33 percent, compared to the nine months ended March 31, 1995. Revenue from courseware license rights decreased by $843,000 or 31 percent to $1,874,000 for the nine months ended March 31, 1996 from $2,717,000 for the nine months ended March 31, 1995.

     This decrease is primarily attributable to the reorganization and enlargement of the Company's sales force. The Company has shifted from a combination of a direct sales force and dealers to exclusively dealers and has built a network comprised of over 30 dealers with approximately 80-90 total representatives marketing the Company's products. During the first half of fiscal year 1996, the Company focused on putting into place and training these dealer organizations. Due to the time involved in training the dealers and the relatively long sales lead times in the industry (6-9 months), sales levels declined. Additionally, the overall market was very sluggish during the nine months as schools with Chapter I money available seemed reluctant to commit these funds. Services and other revenues decreased $378,000 or 38 percent to $624,000 for the nine months ended March 31, 1996 from $1,002,000 for the nine months ended March 31, 1995. Of this decrease, $101,000 is the result of lower text and consumable sales which resulted from the lower courseware sales.
Customer support renewal revenues decreased $284,000 to $398,000 at March 31, 1996 from $682,000 at March 31, 1995. This decrease is primarily the result of the Company lowering its annual customer support renewal fee, with a corresponding reduction in the support requirements for the renewal contracts. This decrease was partially offset by an increase in other related service revenues.

     Gross margins decreased by $566,000 or 31 percent to $1,264,000 for the nine months ended March 31, 1996 from $1,830,000 for the nine months ended March 31, 1995. This decrease is primarily the result of lower overall sales.

     Operating expenses increased by 37 percent or $488,000 to $1,815,000 for the nine months ended March 31, 1996 from $1,327,000 for the nine months ended March 31, 1995. General and administrative expenses increased $378,000 or 59 percent to $1,024,000 for the nine months ended March 31, 1996 from $646,000 at March 31, 1995. This increase was primarily due to an increase in legal fees due to litigation as discussed below and accruals made for certain key employee incentive programs. Sales and marketing expenses increased $135,000 or 32 percent to $563,000 for the nine months ended March 31, 1996 from $428,000 for the nine months ended March 31, 1995. This increase is primarily the result of the increased effort during the first nine months of fiscal year 1996 to establish and train the dealer network. Additionally, dealer commissions were reclassified from cost of good sold to sales and marketing expense.

     Operating income decreased by $1,054,000 to a deficit of $551,000 for the nine months ended March 31, 1996 compared to operating income of $503,000 for the nine months ended March 31, 1995.

     During the nine months ended March 31, 1996 the Company recognized other income of $70,000 relating to a litigation settlement involving an outside development firm which was under contract to port certain of the Company's windows products to certain Microsoft and a Macintosh platforms, the latter of which was not performed.

     Net interest expense decreased by $607,000 to $122,000 for the nine months ended March 31, 1996 from $729,000 for the nine months ended March 31, 1995. This decrease is primarily the result of the debt to equity conversion which was effective on June 30, 1995, wherein, $5,500,000 in related party debt was exchanged for a combination of 5,300,000 shares of Series C Non-convertible Redeemable Preferred Stock and 1,666,666 shares of common stock.

Liquidity and Capital Resources:

         The Company ended June 30, 1995 with liquid assets (cash, accounts receivable and contract receivable) of $1,744,000, an increase of 14 percent or $212,000 from June 30, 1994 when liquid resources were $1,532,000. Accounts receivable increased $362,000 or 28 percent to $1,648,000 at June 30, 1995 from $1,286,000 at June 30, 1994. This increase was the result of increased sales in the fourth quarter of the fiscal year ended June 30, 1995. Cash decreased by $130,000 primarily due to the more timely payments of commissions made to independent sales representatives during this fiscal year, versus the delayed payments made last fiscal year to direct sales representatives.

         At March 31, 1996, the Company had liquid resources (cash and accounts receivable) of $1,133,000, a decrease of 35 percent or $611,000 from June 30, 1995 when liquid resources were $1,744,000. Cash increased $92,000 primarily as a result of efforts to collect outstanding accounts receivable. Accounts and contract receivables decreased $704,000 or 42 percent to $964,000 primarily due to the lower overall sales level.

         Current assets increased by $129,000 or 7 percent to $1,868,000 at June 30, 1995 from $1,739,000 at June 30, 1994. This increase was the result of a $362,000 increase in accounts receivable discussed above which was partially offset by a decrease of $233,000 in cash, inventory and other current assets.

         Current assets decreased by $632,000 or 34 percent to $1,236,000 at March 31, 1996 from $1,868,000 at June 30, 1995. This decrease was primarily the result of a $704,000 decrease in accounts receivable, with an offsetting increase in cash of $92,000.

         The increase in long-term assets of $242,000 or 5 percent, to $4,733,000 at June 30, 1995 from $4,491,000 at June 30, 1994 was due primarily to an increase in courseware development costs of $436,000 net of amortization. Fixed assets declined of $173,000 due primarily to normal depreciation of fixed assets.

         Long-term assets as of March 31, 1996 were $4,368,000 compared to $4,733,000 at June 30, 1995. This decrease was primarily the result of increased amortization and a lower level of courseware development costs being capitalized.

         Current liabilities decreased by $6,347,000 to $1,237,000 at June 30, 1995 from $7,584,000 at June 30, 1994. Of this decrease, $5,500,000 resulted from the conversion of related party debt to a combination of Series C non-convertible preferred stock and common stock. Additionally, in this transaction over $1.0 million in accrued, unpaid interest, was forgiven and recognized as an extraordinary gain in the fiscal year ended June 30, 1995 income statement. This transaction was the primary reason for the net decrease in both accounts payable and accrued interest payable to related parties of $687,000. Deferred revenue decreased primarily as a result of the Company lowering its annual renewal fee charged in fiscal year 1995.

         Current liabilities of the Company increased by $803,000 to $2,040,000 at March 31, 1996 from 1,237,000 at June 30, 1995. Of this increase, $1,197,000 is the change in classification of the convertible subordinated debentures from long-term to short-term liabilities. Accounts payable decreased $115,000 as a result of an effort to pay vendors within the agreed payment terms. Other accrued liabilities decreased $213,000 primarily as a result of the payment during the nine months of commissions and tax liabilities that were accrued as of June 30, 1995.

     Effective  June 30,  1995,  the Company  converted  all related  party debt
totaling   $5,500,000  as  discussed  above.   (See  Note  3  to  the  Financial
Statements.)

     The Company's working capital balance increased by $6,476,000 to a positive position of $631,000 at June 30, 1995 from a deficit balance of $5,845,000 at June 30, 1994. This increase is primarily the result of the conversion of $5,500,000 related party debt into equity and a corresponding net decrease in accounts payable and accrued interest payable to related parties of $687,000. Liquid assets (cash, accounts receivable and contract receivable) of the Company increased by $212,000 during the fiscal year ended June 30, 1995.

     The Company's working capital decreased by $1,435,000 from $631,000 at June 30, 1995 to a deficit of $804,000 at March 31, 1996. This decrease is primarily the result of the change in classification of the convertible subordinated debentures from long-term to short-term liabilities and lower accounts receivable.

     Stockholders' equity increased by $6,719,000 to a positive equity position of $4,167,000 at June 30, 1995 from a deficit of $2,552,000 at June 30, 1994.
This increase is primarily the result of the conversion of $5,500,000 of related party debt to a combination of Series C non-convertible preferred stock and common stock, and net income of $1,219,000.

     Stockholders' equity decreased by $602,000 to $3,565,000 at March 31, 1996 from $4,167,000 at June 30, 1995 due to the $602,000 net loss for the nine month period.

     In the opinion of management, debt and equity capital resources should be increased for the Company to fully pursue its goals in the next twelve months. The Company is addressing the need for longer-term growth capital by pursuing new sources of investment funding. Additionally, the Company has secured a source for its short-term working capital needs through an accounts receivable financing arrangement. While management believes that the Company can continue its current operating strategy without additional funding, cash flows are difficult to forecast accurately. Therefore, there can be no assurance that additional capital will not be required, nor that it will be available on terms which are acceptable to the Company. The Company has $1,197,000 of convertible subordinated debentures that are due on July 31, 1997. Funds from operations may not be adequate to repay these debentures. Should the Company not have available funds to repay these debentures it will pursue an extension of the due date.

                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Wasatch Education Systems Corporation:

We have audited the accompanying balance sheet of Wasatch Education Systems Corporation as of June 30, 1995 and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wasatch Education Systems Corporation at June 30, 1995 and the results of its operations and its cash flows for each of the two years in the periods ended June 30, 1995 in conformity with generally accepted accounting principles.




/s/ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP


Salt Lake City, Utah
   August 4, 1995



Financial Statements
                              Wasatch Education Systems Corporation
                                       Balance Sheet
Assets                                                                                      June 30,          March 31,
                                                                                              1995              1996
                                                                                                            (Unaudited)
                                                                                     ------------------- -----------------
Current assets:
   Cash                                                                                   $      76,151      $    168,481
   Accounts receivable, net of allowance for doubtful accounts of $15,000                     1,648,105           964,295
   Contract receivable                                                                           20,079                 -
   Inventories                                                                                   75,187            68,238
   Other current assets                                                                          48,176            35,293
                                                                                      ------------------ -----------------
      Total current assets                                                                    1,867,698         1,236,307

Equipment, furniture and fixtures, net of accumulated
   depreciation of $659,211 and $629,129, respectively                                          283,696           243,438

Courseware development costs, net of accumulated
  amortization of $1,101,567 and $1,836,407, respectively                                     4,411,391         4,086,471

Other assets, net                                                                                38,333            38,333
                                                                                     =================== =================
      Total assets                                                                           $6,601,118        $5,604,549
                                                                                     =================== =================

Liabilities and stockholders' equity Current liabilities:
   Convertible subordinated debentures                                                 $              -        $1,197,000
   Accounts payable                                                                             316,012           201,077
   Accrued employee costs                                                                       193,190           299,268
   Other accrued liabilities                                                                    360,625            55,273
   Deferred revenue                                                                             367,234           287,202
                                                                                     ------------------- -----------------
      Total current liabilities                                                               1,237,061         2,039,820
                                                                                     ------------------- -----------------

Convertible subordinated debentures                                                           1,197,000                 -
                                                                                     ------------------- -----------------

Commitments (Note 5)

Stockholders' equity:
   Preferred stock, 20,000,000 shares authorized:
      Series A convertible redeemable, 4,439,870 and $4,429,870 shares outstanding,
        $4,439,870 and $4,429,870 involuntary liquidation value, respectively                 4,665,724         4,665,724
      Series B $.375 cumulative convertible redeemable, 91,151 shares
         outstanding, $158,254 involuntary liquidation value                                    118,496           118,496
      Series C redeemable, 5,300,000 shares outstanding,
         $5,300,000 preferred liquidation value                                               5,300,000         5,300,000
   Common stock, no par value; 200,000,000 shares authorized,
      3,569,229 and 3,579,229shares outstanding, respectively                                11,744,072        11,754,072
  Accumulated deficit                                                                       (17,661,235)      (18,263,563)
                                                                                     ------------------- -----------------
      Total stockholders' equity                                                              4,167,057         3,564,729
                                                                                     ------------------- -----------------
        Total liabilities and stockholders' equity                                        $   6,601,118      $  5,604,549
                                                                                     =================== =================
                       The accompanying  notes are an integral part of these balance sheets.



                                               Wasatch Education Systems Corporation
                                                      Statements of Operations

                                                                 Nine months       Nine months       Fiscal year       Fiscal year
                                                                ended March 31,  ended March 31,    ended June 30,    ended June 30,
                                                                     1996            1995               1995              1994
                                                                 (Unaudited)      (Unaudited)
                                                               ----------------- --------------- ------------------ ----------------
Revenue:
  Courseware license rights                                       $  1,873,516    $  2,717,406       $  4,167,357      $  3,316,997
  Services and other                                                   624,194       1,002,286          1,307,824         2,618,997
                                                               ----------------- --------------- ------------------ ----------------
                                                                     2,497,710       3,719,692          5,475,181         5,935,092
                                                               ----------------- --------------- ------------------ ----------------
Cost of revenue:
  Courseware license rights                                            771,132         654,802            970,986         3,670,111
  Services and other                                                   462,939       1,235,026            822,202         2,214,154
                                                               ----------------- --------------- ------------------ ----------------
                                                                     1,234,071       1,889,828          1,793,188         5,884,265
                                                               ----------------- --------------- ------------------ ----------------
Gross margin                                                         1,263,639       1,829,864          3,681,993            50,827
                                                               ----------------- --------------- ------------------ ----------------

Operating expenses:
  General and administrative                                         1,023,588         654,943          1,425,985         1,652,185
  Sales and marketing                                                  563,054         427,978            989,442         1,371,874
  Research and development                                             228,116         252,965            309,358           227,266
                                                               ----------------- --------------- ------------------ ----------------
                                                                     1,814,758       1,326,886          2,724,785         3,251,325
                                                               ----------------- --------------- ------------------ ----------------
Income (loss) from operations                                         (551,119)        502,978            957,208        (3,200,498)

Other income                                                            70,000               -                  -                 -
Interest expense, net of interest income                              (121,209)       (728,514)          (755,761)         (744,988)
                                                               ----------------- --------------- ------------------ ----------------
Income (loss) before income taxes and extraordinary items             (602,328)       (225,536)           201,447        (3,945,486)

Income tax benefit (provision)                                               -               -             (4,029)          189,176
                                                               ----------------- --------------- ------------------ ----------------
Income (loss) before extraordinary items                              (602,328)       (225,536)           197,418        (3,756,310)

Extraordinary  items,  forgiveness  of accrued  interest  and forgiveness  of debt, net of income tax  (provision)  benefit
of ($20,163) and $189,176, respectively                                      -               -          1,021,238           400,182
                                                               ----------------- --------------- ------------------ ----------------
Net income (loss)                                                     (602,628)       (225,536)         1,218,656        (3,356,128)

Unpaid and undeclared preferred stock dividends                        (13,368)        (13,368)           (34,182)          (56,684)
                                                               ================= =============== ================== ================
Net income (loss) attributable to common stockholders             $   (615,966)    $  (239,174)      $  1,184,474      $ (3,412,812)
                                                               ================= =============== ================== ================

Primary income (loss) per common share:
   Income (loss) before extraordinary items                                (.17)          (.13)      $      .03        $      (2.00)
   Extraordinary items                                                        -              -              .16                 .21
                                                               ================= =============== ================== ================
   Net income (loss)                                              $        (.17)  $       (.13)      $      .19        $      (1,79)
                                                               ================= =============== ================== ================
Fully dilutive income (loss) per common share:
   Income (loss) before extraordinary items                       $        (.17)  $       (.13)      $      .04        $      (2.00)
   Extraordinary items                                                        -              -              .08                 .21
                                                               ================= =============== ================== ================
   Net income (loss)                                              $        (.17)  $       (.13)      $      .12        $      (1.79)
                                                               ================= =============== ================== ================
Weighted average common and common
   equivalent shares outstanding
     Primary                                                         3,573,323       1,907,563          6,347,012         1,902,563
     Fully dilutive                                                  3,573,323       1,907,563         12,299,683         1,902,563
                                                               ================= =============== ================== ================

                    The accompanying notes are an integral part of these statements.



                                                 Wasatch Education Systems Corporation
                                                  Statements of Stockholders' Equity
                                          For the Fiscal Years Ended June 30, 1994 and 1995,
                                               And the Nine Months Ended March 31, 1996
                                                        (Dollars in thousands)



                                        Series A           Series B            Series C                                      Total
                                     Preferred Stock    Preferred Stock    Preferred Stock     Common Stock                  Stock-
                                   ---------------------------------------------------------------------------   Accumulated holders
                                    Shares      Amount  Shares     Amount  Shares    Amount   Shares    Amount   Deficit     Equity
                                   -------------------------------------------------------------------------------------------------
                                   -------------------------------------------------------------------------------------------------
Balance at June 30, 1993           2,875,546   $2,814   1,592,521  $1,460    -       $  -     1,902,563  $11,544  $(15,524)  $  295
 Issuance of Series A convertible
  preferred stock, net of            659,980      510                                                                  509
   issuance costs of $152,634
 Conversion of Series B to Series
  A convertible preferred stock      904,344    1,342 (1,501,370) (1,342)
 Net loss                                                                                                           (3,356)  (3,356)
                                   -------------------------------------------------------------------------------------------------
Balance at June 30, 1994           4,439,870    4,666     91,151     118    -          -     1,902,563   11,544    (18,880)  (2,552)
 Issuance of Series C preferred
  stock in conversion of debt to                                          5,300,000   5,300                                   5,300
  equity
 Issuance of common stock in
  conversion of debt to equity                                                               1,666,666     200                  200
 Net income                                                                                                         1,219     1,219
                                   -------------------------------------------------------------------------------------------------
Balance at June 30, 1995           4,439,870   $4,666      91,151 $  118  5,300,000  $5,300 3,569,229  $11,744   $(17,661)   $4,167
 Conversion of Series A preferred
  stock into common stock            (10,000)     (10)                                         10,000       10                  -0-
 Net Loss                                                                                                             (15)      (15)
                                   =================================================================================================
Balance at March 31, 1996          4,429,870   $4,656      91,151 $  118  5,300,000  $5,300 3,579,229  $11,754   $(17,676)  $ 4,182
                                   =================================================================================================

                         The  accompanying  notes are an integral part of these statements.



                                               Wasatch Education Systems Corporation
                                                      Statements of Cash Flows

                                                                      Nine months         Nine months    Fiscal year    Fiscal year
                                                                     ended March 31,    ended March 31,  ended June     ended June
                                                                         1996               1995          30, 1995       30, 1994
                                                                      (Unaudited)        (Unaudited)
                                                                    ----------------    --------------  -------------- -------------
Cash flows from operating activities:
  Net income (loss)                                                     $ (602,328)      $  (225,536)    $ 1,218,656    $(3,356,128)
    Adjustments  to  reconcile  net  income  (loss)  to  net  cash provided by (used in) operating activities:
      Depreciation and amortization                                        873,973           752,735       1,036,922      1,482,963
      Write-off of courseware development costs                                  -                 -              -       2,116,562
      Extraordinary  gains from  forgiveness  of debt and  accrued
       interest                                                                  -                 -      (1,041,581)      (589,359)
      Increase (decrease) in cash from:
          Accounts and contract receivable                                 703,889           438,428        (341,873)      (159,006)
          Inventories                                                       (6,950)            8,686          29,990         62,360
          Other current assets                                              12,844            68,054          52,938         61,616
          Accounts payable                                                (114,935)         (216,480)       (227,360)       315,140
          Accrued interest payable to related parties                            -           608,990               -              -
          Accrued liabilities                                             (199,274)         (234,790)        541,572       (185,839)
          Deferred revenue                                                 (80,032)         (155,247)       (119,618)        55,674
                                                                    ---------------- ----------------- --------------- -------------
            Net cash provided by (used in) operating activities            587,227         1,044,842       1,149,646       (196,017)
                                                                    ---------------- ----------------- --------------- -------------

Cash flows from investing activities:
  Purchase of equipment, furniture and fixtures                            (84,976)          (19,405)        (30,346)       (95,307)
  Additions to courseware development costs                               (409,920)       (1,137,664)     (1,269,193)    (2,455,070)
  Decrease in other assets                                                       -                 -          20,000        108,270
                                                                    ---------------- ----------------- --------------- -------------
            Net cash used in investing activities                         (494,896)       (1,157,069)     (1,279,539)    (2,442,107)
                                                                    ---------------- ----------------- --------------- -------------

Cash flows from financing activities:
  Net borrowings under notes payable to related parties                          -                 -               -      2,207,284
  Proceeds  from  issuance  of Series A  preferred  stock,  net of
    issuance costs of $152,634                                                   -                 -               -        509,665
                                                                    ---------------- ----------------- --------------- -------------
            Net cash provided by financing activities                            -                 -               -      2,716,949
                                                                    ---------------- ----------------- --------------- -------------
(Decrease) increase in cash                                                 92,331          (112,227)       (129,893)        78,825

Cash at beginning of year                                                   76,150           206,043         206,043        127,218
                                                                    ================ ================= =============== =============
Cash at end of year                                                     $  168,481     $      93,816     $    76,150    $   206,043
                                                                    ================ ================= =============== =============

Supplemental disclosure of cash flow information:
   Cash paid for interest                                               $  121,715     $     121,706     $   161,595    $   658,054
                                                                    ================ ================= =============== =============
   Cash paid for income taxes                                           $   13,856     $           -     $     2,326    $    11,131
                                                                    ================ ================= =============== =============
Supplemental disclosure of noncash investing and
  financing activities:
    Conversion of Series B preferred stock to series A
       preferred stock                                                  $        -     $           -     $        -     $ 1,342,097
                                                                    ================ ================= =============== =============
    Issuance of Series C preferred  stock in conversion of debt to
equity                                                                  $        -     $           -     $5,380,000     $         -
                                                                    ================ ================= =============== =============
    Issuance of common stock in conversion of debt to equity            $        -     $           -     $  200,000     $         -
                                                                    ================ ================= =============== =============

                The accompanying notes are an integral part of these statements.

                    Wasatch Education Systems Corporation
                        Notes to Financial Statements


Note 1  DESCRIPTION OF BUSINESS

         Wasatch Education Systems Corporation (the "Company") develops and markets computer-aided instructional systems for the pre-school, elementary, high school, secondary adult education and home school markets. Schools utilize the Company's products to offer students self-paced, individualized courses in reading, writing, science, mathematics, life skills and high school equivalency ("GED") test preparation. The Company grants credit to customers, substantially all of whom are school districts located within the United States.

         Effective June 30, 1995 an agreement with one of the Company's founding investors was finalized, wherein $5.5 million in debt was exchanged for a combination of Series C non-convertible preferred stock and common stock.

         In addition to these financing arrangements, the Company has taken and will continue to take action to improve profitability. Since June 30, 1992, the Company's new management team has substantially revised the Company's strategic direction. The Company has restructured its sales and training departments, established relationships with outside dealer organizations and has plans to expand more rapidly into the catalog and adult education markets as well as continuing to emphasize the school market. Management has taken steps to significantly reduce operating costs by reducing headcount, revising software development plans to reduce development costs and the time to market for new products, and renegotiating development contracts with outside developers. The Company is subject to a number of risks associated with companies in a similar stage of operations including dependence on key individuals, potential competition from larger and more established companies and the need to maintain adequate sources of financing.


Note 2  SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

     The Company recognizes revenue in accordance with the provisions of Statement of Position No. 91-1, "Software Revenue Recognition."

     The Company sells computer educational software systems consisting of license rights to proprietary courseware, instructional materials, nonproprietary software and third party vendor software. Customer training and support and software updates are usually included with licenses of initial systems. In addition to selling computer education systems to new customers, the Company receives revenue from annual fees for customer training, support, maintenance, and software updates, as well as from ongoing sales of consumables. Revenue from the initial sale of computer education systems to customers is recognized on the date of shipment while revenue relating to training and support, which is based on the fair value of such services, is deferred and recognized when post contract support services have been performed, generally within one year.

     Revenue related to customer support and software maintenance renewals is recognized over the period such services are provided. Revenue related to the sale of instructional material is recognized when the material is shipped.

Cash and Cash Equivalents

     As of June 30, 1995 and March 31, 1996, the Company had demand deposits and money market accounts totaling $138,000 and $168,000, respectively with First Interstate Bank Corporation. These balances exceed the $100,000 limit for insurance by the Federal Deposit Insurance
          Corporation.

Inventories

     Inventories, consisting primarily of finished goods, are recorded at the lower of cost (first-in, first-out method) or market value and include courseware, textual materials and third party computer software.

Equipment, Furniture and Fixtures

     Equipment, furniture and fixtures are recorded at cost. Major additions and improvements are capitalized, while minor replacements, maintenance and repairs that do not increase the useful lives of the property are expensed as incurred.

     Depreciation is provided using the straight-line method over the estimated useful lives of the property, which range from three to five years.

Courseware Development Costs

     Courseware development costs incurred subsequent to establishment of technological feasibility are capitalized in the accompanying balance sheets. Technological feasibility for the Company's computer courseware products is based upon achievement of a detailed program design free of high-risk development issues. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized courseware development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross revenues, estimated economic life and changes in technology. For the fiscal year ended June 30, 1995 and the nine months ended March 31, 1996, the Company invested approximately $2,455,000 and $410,000, respectively, in the development of several new product lines, some of which began shipping during the fiscal year ended June 30, 1995. The Company has approximately $1,224,000 of unamortized costs related to current year products. No interest was capitalized during the fiscal years ended June 30, 1995 and the nine months ended March 31, 1996.

     Amortization of capitalized courseware development costs begins when the courseware is first sold and is calculated using the straight-line method over five years, the estimated economic lives of the products. Amortization expense for the fiscal years ended June 30, 1995 and the nine months ended March 31, 1996 was approximately $834,000 and $735,000, respectively. As of September 1, 1993, the Company determined that the appropriate economic useful life for its products was five years as opposed to three years previously used. Accordingly, the Company prospectively revised the remaining lives of its products from three to five years. This revision caused the reported loss for fiscal year ended June 30, 1994 to be less than it otherwise would have been by approximately $240,000, after the effects of income taxes.

Income (Loss) Per Common Share

     Primary income per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. For purposes of primary income (loss) per common share, common stock equivalents include shares issuable upon conversion of the Company's convertible preferred stock but exclude outstanding stock, warrants and options. Fully diluted income (loss) per common share is computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year and include the shares issuable upon conversion of the Company's convertible preferred stock and the exercise of all dilutive warrants and options outstanding.

Interim Results (Unaudited)

     The accompanying balance sheet at March 31, 1996, the statements of operations and cash flows for the nine months ended March 31, 1996 and the statement of stockholders' equity for the nine months ended march 31, 1996 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of the interim periods. The data disclosed in the notes to financial statements for these periods are also unaudited. Results for the unaudited nine month period ended March 31, 1996 are not necessarily indicative of the results to be expected for the Company's full fiscal year.

Note 3  DEBT

     The Company completed two private placements of convertible subordinated debentures during 1990 and received a total of $3,670,000. Such debentures are redeemable by the Company upon not less than 30 days nor more than 60 days written notice. Interest is payable each March, June, September and December. The debentures were convertible into Common Stock of the Company during April 1993 and 1994 at conversion prices of either $19.50 or $21.60 per share, however no such conversions took place. The debentures are subordinated to all present and future debt of the Company. At June 30, 1995 and March 31, 1996 (Unaudited), $1,197,000 of the debentures remain outstanding. The debentures, originally due July 1, 1995, have been extended to July 31, 1996. The extension was ratified by the 66 2/3 percent majority vote required by debenture holders.

     On July 1, 1993, the Company negotiated settlement with a vendor for full discharge of an outstanding obligation of $533,228. Under the terms of this agreement, the Company was required to pay $50,000 in five monthly installments of $10,000 each beginning August 1, 1993. The $483,228 difference between the liability discharge and the settlement (net of $155,000 of income taxes) was recognized as an extraordinary gain in the fiscal year 1994 financial statements.

     On January 12, 1994, the Company negotiated a settlement with a vendor for full discharge of an outstanding obligation totaling $106,130. The discharge of the outstanding obligation (net of $34,068 of income taxes) was recognized as an extraordinary gain in the fiscal year 1994 financial statements.

     Effective June 30, 1995, an agreement with certain of the Company's principal stockholders was finalized wherein $5.5 million in debt was exchanged for a combination of 5,300,000 shares of Series C redeemable Preferred Stock and 1,666,666 shares of Common Stock. The Series C Redeemable Preferred Stock was exchanged at a price of $1 per share and the Common Stock was exchanged at a price of $.12 per share. Certain warrants were issued and amended in connection with the conversion (see Note 6). Additionally, $1,041,401 of accrued interest was forgiven resulting in extraordinary income for the fiscal year ended June 30, 1995.

Note 4  INCOME TAXES

         Effective July 1, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the use of the liability method for financial reporting purposes which differs from the deferred method previously required by generally accepted accounting principles. The adoption of SFAS No. 109 had no effect on the Company's financial statements since a valuation allowance has been provided against all deferred tax assets. The provision for income taxes for the year ended June 30, 1995 includes the following components:

Current tax provision:
Federal                                $371,000
State                                    69,000
                                      ------------
                                        440,000
                                      ------------
Deferred tax provision:
Federal                                  22,000
State                                     4,000
                                      ------------
                                         26,000
                                      ------------
                                        466,000
Less benefit from utilization of
net operating loss carryforward        (442,000)
                                      ------------
                                         24,000
Less provision related to
extraordinary items                     (20,000)
                                      ------------
Provision for income taxes           $    4,000
                                      ============

     The components of deferred tax assets as of June 30, 1995 and March 31, 1996 are as follows:

                                    June 30,    March 31,
                                     1995         1996
                               ----------------------------
Tax net operating loss          $4,372,000      $4,581,000
Revenue deferred for
  financial reporting              140,000         109,000
Reserves and accrued
  liabilities                       41,000          85,000
                               ----------------------------
Total deferred tax assets        4,553,000       4,775,000

Valuation allowance             (4,553,000)     (4,775,000)
                               ----------------------------
Net deferred tax assets        $      -         $    -
                               ============================

         As of June 30, 1995, the Company has available net operating losses for Federal income tax purposes and financial reporting purposes of approximately $11,506,000 and $13,681,000, respectively. The tax net operating losses will begin expiring in 2004. Net operating losses for tax purposes differ from net operating losses for financial reporting purposes primarily as a result of the accounting treatment for accrued liabilities and deferred revenue.


         The following table summarizes the appropriate net operating losses available to the Company for Federal income tax purposes.

                            Year                                 Expiration
                            of Loss            Amount               Date
                           ----------       -----------         -----------
                           12/31/1989       $ 2,488,000         12/31/2004
                           12/31/1990         1,428,000         12/31/2005
                           12/31/1991         3,857,000         12/31/2006
                            6/30/1992         2,849,000          6/30/2007
                            6/30/1993           341,000          6/30/2008
                            6/30/1994           543,000          6/30/2009
                                            -----------
Total tax net operating loss carryforwards  $11,506,000

         Certain of these net operating losses may be limited by ownership changes which occurred on August 17, 1988, and June 30, 1993 based on Section 382 of the Internal Revenue Code.

Note 5  COMMITMENTS

     The Company leases its facilities and certain equipment under noncancelable operating leases. As of June 30, 1995, the minimum future rentals to be paid under the leasing arrangements amounted to $93,000, $15,000, and $4,000 for the years ending June 30, 1996, 1997 and 1998, respectively. The Company's facilities lease expires on March 31, 1996. Rent expense was $142,000 and $166,000 for the fiscal years ended June 30, 1995 and 1994, respectively.

     During 1990, the Company signed a contract with Education Testing Service ("ETS") which required the Company to develop curricula to help facilitate the passing of the National Teachers Exam. The contract required ETS to fully fund up to $2,000,000 of the development costs for the program. Costs in excess of $2,000,000 and less than $3,669,000 would be partially funded by the Company and costs exceeding $3,669,000 would be totally funded by the Company. The Company will owe ETS a royalty for all of the product sold by the Company. The Company will receive a royalty for all of the product sold by ETS after ETS has recovered its advance against royalties.

     The Company has entered into several agreements which provide for royalty payments by the Company based on net sales of certain software products. The Company recognized royalty expense of $127,000 and $195,000 during the fiscal years ended June 30, 1995 and 1994, respectively.



Note 6  STOCKHOLDERS' EQUITY

Series A Preferred Stock

     Pursuant to a private offering memorandum dated May 5, 1993, the Company issued 4,439,870 shares of Series A Convertible Redeemable Preferred Stock ("Series A Preferred Stock") to accredited investors and a limited number of non-accredited investors at $1.00 per share; of which 1,121,500 shares were issued for cash, 2,000,000 shares were issued for the conversion of related party debt and 1,318,370 shares were issued for the conversion of Series B Preferred Stock.

     The Series A Preferred Stock is convertible at any time into Common Stock at the conversion ratio of one Common Share for one Series A Preferred Share. The Series A holder is not entitled to any dividends. Series B Preferred Stockholders who converted to Series A waived their rights to any dividends upon conversion. Series A Preferred Stock has no voting rights except in matters directly related to the Series A Preferred Stock.

     The Series A Preferred Stock is redeemable at any time or from time to time by the Company upon 90 days prior written notice and payment to the holder of $1.00 per share. Shareholders are entitled, at their option, to convert their shares of Series A Preferred Stock into Common Stock of the Company prior to the stated redemption date.

     Upon the dissolution or liquidation of the Company, or upon any distribution of its assets by way of return of capital, the holders of the Series A Preferred Stock are entitled to receive and be paid an amount equal to $1.00 per share before any sum shall be paid to, or any assets distributed among, holders of Common Stock.

Series B Preferred Stock

         The Series B $.375 Cumulative Convertible Redeemable Preferred Stock ("Series B Preferred Stock") is convertible at any time into restricted Common Stock of the Company at the conversion rate of one common share for each six shares of Series B Preferred Stock. However, each share of Series B Preferred Stock issued in exchange for the debentures which had a conversion privilege to Common Stock at the rate of $19.50 per share (instead of the $21.60 per share conversion rate which pertains to all other debentures) is entitled to convert such shares of Series B Preferred Stock into Common Shares of the Company at the rate of one Common Share for each five shares of Series B Preferred Stock. As of June 30, 1995, only 91,151 shares of the Series B Preferred Stock remained outstanding after the conversion of 1,866,534 shares to Series A Preferred Stock. The Series B Preferred Stock has no voting rights except in matters directly related to the Series B Preferred Stock.

         The Series B Preferred Stock is redeemable at any time or from time to time by the Company upon 90 days prior written notice and payment to the holder of $1.30 per share, together with the amount of accrued dividends accumulated on such shares on the redemption date. Shareholders are entitled, at their option, to convert their Series B Preferred Stock to Common Stock of the Company prior to the stated redemption date.

         The holders of the Series B Preferred Stock were entitled to receive cumulative dividends thereon at the rate of $.2025 per annum for each share, which rate increased to $.375 per annum per share effective June 1, 1994, for all Series B Preferred Stock then outstanding, as and when declared by the Board of Directors. The Company has the option to pay these dividends to shareholders who elect to convert their Series B Preferred Shares to Common Shares, in cash, Common Stock or any combination of cash and Common Stock.

         At June 30, 1995, accumulated unpaid dividends on Series B Preferred Stock were $90,866. In accordance with the Company's Articles of Incorporation, the Company may only declare and pay dividends out of unreserved and unrestricted surplus. Surplus is the excess of the net assets of a corporation over its stated capital. At June 30, 1995, no dividends have been declared or paid as the Company had an accumulated deficit of $17,661,235.

         Upon the dissolution or liquidation of the Company, or upon any distribution of its assets by way of return of capital, the holders of the Series B Preferred Stock shall be entitled to receive and be paid an amount equal to $1.30 per share, plus all unpaid accumulated dividends thereon, without interest, before any sum shall be paid to or any assets distributed among the holders of the Common Stock.


Series C Preferred Stock

     The Series C Redeemable Preferred Stock ("Series C Preferred Stock") has a par value of $1 per share, has no voting rights and is not convertible into shares of Common Stock or other preferred stock. Effective June 30, 1995 5,300,000 shares of Series C Preferred Stock are reflected as outstanding, although the physical certificates will be issued subsequent to that date. The holders of Series C Preferred Stock are entitled to receive dividends at the rate of $.10 per annum for the first five years subsequent to June 30, 1995. However, during this first five year period, dividends shall not be cumulative and shall be payable when and if declared by the Board of Directors. After the expiration of five years, dividends shall accrue on a cumulative basis and must be declared, set apart and paid in each ensuing year before payment of any dividends on Series A Preferred Stock, Series B Preferred Stock or Common Stock.

     The dividends that accrue on a cumulative basis will do so at a rate that increases from the initial $.10 per annum by the sum of (1) $.02 per share plus
(2) $.02 per share multiplied by the difference between the number of one year periods elapsed since June 30, 1995 and the number of annual dividends of at least $.10 per share which were in fact paid during the first five years after June 30, 1995.

     The Company has the right to redeem its Series C Preferred Stock at any time by paying the redemption price as defined in the stock purchase agreement, which is $1.10 per share during the first year subsequent to June 30, 1995. Thereafter, this redemption price is adjusted each year by adding to the previous redemption price an amount equal to (1) $.10 per share plus (2) $.01 per share multiplied by the difference between the number of years elapsed since June 30, 1995 and the number of annual dividends paid in an amount of at least $.10 per share during the first five years after June 30, 1995, plus (3) an amount equal to all accrued and unpaid dividends.

     Upon the dissolution or merger of the Company, holders of the Series C Preferred Stock are entitled to receive an amount equal to the redemption price which was in effect prior to the commencement of the current year before any amounts are paid to the holders of Series A Preferred Stock, Series B Preferred Stock or Common Stock. For the first year subsequent to June 30, 1995, the liquidation preference is $1 per share.


Stock Warrants

         The following table summarizes warrants outstanding at June 30, 1995.


 Warrants Outstanding at
      June 30, 1995           Expiration Dates        Exercise Price
- ------------------------     -------------------      --------------
          103,173           12/31/94 - 12/31/96       $4.20 - $9.00
          381,680                6/30/2000                $1.31
          775,714                 8/31/98                 $.50
        3,773,092                6/30/2000                $.50
- -------------------------
        5,033,659
=========================


         During the fiscal year ended June 30, 1994, the Company issued warrants to purchase 600,000 shares of Common Stock at a price of $.50 per share in connection with the extension of due dates on related party debt. In connection with the exchange of debt for Series C Preferred Stock and Common Stock discussed in Note 3, 489,490 additional warrants with an exercise price of $.50 per share were issued. Existing warrants totaling 3,665,082 with expiration dates ranging from April 1997 through February 1999 were amended to extend the expiration dates to June 30, 2000. The exercise price of all of these warrants exceeded the fair market value of the Company's Common Stock as of their grant dates.

Stock Options

The following table summarizes stock option activity for all stock option plans combined.

                                             Fiscal                 Fiscal
                                           Year ended              Year ended
                                         June 30, 1995           June 30, 1994
                                        ------------------     -----------------
Number of options:
   Outstanding at the beginning
     of the year                            1,791,428             1,505,198
   Granted                                     -                  1,661,000
   Exercised                                   -                      -
   Canceled or expired                       (392,910)           (1,374,770)
                                        =================     ==================
      Outstanding at the end
      of the year                           1,398,518             1,791,428
                                       ==================     ==================

Option price range per share:
   Outstanding at the beginning
      of the year                           $.50-$3.00             $.50-$3.00
   Granted                                      -                  $.50-$0.60
   Exercised                                    -                       -
   Canceled or expired                      $.50-$3.00             $.50-$3.00

Outstanding at the end of the year          $.50-$3.00             $.50-$3.00


         The Company has granted nonqualified stock options to officers and employees under the 1989 Stock Option Plan. On March 14, 1991, the Board of Directors approved a repricing of all non-performance based options issued to officers and employees with exercise prices in excess of $3.00 to be repriced to $3.00, that all three part performance based options issued prior to March 14, 1991 be repriced to $3.00 and that the option agreement be amended to reflect an eight year vesting schedule with one-eighth of the options vested at the end of the first year and the remainder vesting monthly on a proportional basis. For each profitable quarter, one-third of the options subject to the eight year vesting will accelerate to a four year vesting beginning with the first day of the profitable quarter. Certain performance options issued in 1988 were repriced to $3.00 and amended to reflect an eight year vesting effective on the issue date with one-sixth of the total accelerated to four years when any consecutive three quarter period results in a 50% increase in cumulative gross profit over the same three quarter period twelve months earlier.

         On March 14, 1991, the Company issued 33,689 options to employees at a price of $3.00 per share, with vesting according to the three part performance plan discussed above. On the same date, the Company also issued 25,000 options to an officer of the Company at a price of $3.00 per share, which is subject to an eight year vesting with six performance triggers related to gross profit also discussed above.

         On January 12, 1994, the Company adopted the 1994 Executive Officer Stock Option Plan (the "EOSO Plan") and reserved 1,750,000 shares of Common Stock for issuance thereunder. A summary of the EOSO Plan is as follows:

         The EOSO Plan permits the granting of options that are intended to qualify either as Incentive Stock Options ("ISOs") or Nonqualified Stock Options ("NQSOs"). The option exercise price for each ISO must be no less than 100% of the "fair market value" (as defined in the EOSO Plan) of a share of Common Stock at the time such option is granted (except in the case of a 10% stockholder, in which case the exercise price must be no less than 110% of the fair market value). The exercise price for each NQSO option is determined by the Committee at the time of grant.

         As of June 30, 1995, 1,190,000 options had been granted to officers and directors. Of these, 1,020,000 options were granted at an exercise price of $.50 per share and 170,000 options were granted at an exercise price of $.60 per share, which was the fair market value on the respective dates of grant. The options for 1,020,000 shares of Common Stock were fully vested as of March 1994. The options for 170,000 shares become exercisable as to 33 1/3 percent of the total option shares at option grant date, and shall be exercisable as to an additional 1/36th of the total option shares at each one month interval thereafter until the option is exercisable with respect to 100% of the total option shares. The option shall expire ten years from date of grant.

         On January 12, 1994, the Company adopted the 1994 Employee Stock Option Plan (the "ESOP Plan") and reserved 300,000 shares of Common Stock for issuance thereunder. The ESOP Plan permits the granting of options that are intended to qualify either as ISOs or NQSOs. The exercise price for each ISO option must be no less than 100% of the "fair market value"(as defined in the ESOP Plan) of a share of Common Stock at the time such option is granted (except in the case of a 10% stockholder, in which case the exercise price must be no less than 110% of the fair market value). The stock exercise price for each NQSO option is determined by the Committee at the time of grant.

         As of June 30, 1995, 81,000 options had been granted to employees at $.60 per share, which was the fair market value at the date of grant. The options become exercisable as to 25 percent of the total option shares at date of grant, and shall be exercisable as to an additional 1/48th of the total option shares at each one month interval thereafter until the option is exercisable with respect to 100% of the total option shares. The options expire ten years from date of grant.

     The EOSO and ESOP Plans are administered by a committee of the Board (the "Committee") consisting of at least two members of the Board who are
"disinterested persons" as that term is defined under the Securities and Exchange Act. Subject to the terms of the EOSO and ESOP Plans, the Committee determines the persons who are to receive options, the number of shares subject to each option and the terms and conditions of such option. The Committee also has the authority to construe and interpret any provisions of the EOSO and ESOP Plans or any options granted thereunder.

     Due to the lack of stockholder ratification, both the 1994 EOSO plan and the 1994 ESOP plan lapsed. New EOSO and ESOP plans were adopted on September 30, 1995. These 1995 plans are identical to the 1994 plans in all respects. All options granted under the 1994 plans were granted again under the 1995 plans, with identical terms including a vesting schedule based on the original January 12, 1994 issuance date. Options were not granted to any employees who have left the employment of the Company. Options granted to Officers and Directors under the 1995 EOSO plan on September 1, 1995 were identical to those listed as outstanding on June 30, 1995. Options granted to employees on September 1, 1995 were identical in terms as those outstanding as of June 30, 1995; however, the number of options granted under the 1995 plan numbered only 56,000 compared to 81,000 options outstanding as of June 30, 1995, due to the termination of certain employees.

Note 7  401(k) PLAN

         The Company adopted a 401(k) salary deferral plan (the "Plan") during 1990, covering substantially all employees. While the plan allows for Company contributions, none were made during the fiscal years ended June 30, 1995 and 1994. The Company paid expenses on behalf of the Plan for 1995 and 1994 which were nominal and included only administration costs.


Note 8  SIGNIFICANT CUSTOMERS

         The Company sells its products and services almost exclusively to school districts and other governmental organizations located across the continental United States, principally in California, Illinois, Indiana, Missouri and Texas. Historically, the Company has experienced a low level of uncollectible accounts receivable and expects this trend to continue in the future. During the fiscal years ended June 30, 1995 and 1994, ten percent or more of the Company's revenues were generated from individual customers as follows:

                                    Fiscal year ended         Fiscal year ended
                                          June 30,                  June 30,
                                            1995                     1994


Sales to Customer A                      $291,000                  $978,000
Percentage of Total Revenues                 5%                       18%

Sales to Customer B                      $721,000                  $    -0-
Percentage of Total Revenues                 13%


Note 9  SUBSEQUENT LICENSE AGREEMENT (UNAUDITED)

Effective September 30, 1995, the Company entered into a licensing agreement with The Roach Organization, Inc., doing business as TRO Learning ("TRO"). The license agreement grants TRO a world-wide, non-transferable, exclusive license to distribute certain of the Company's products as part of the courseware system marketed by TRO. The term of the agreement and the license is two years and one month commencing September 30, 1995 and ending October 31, 1997. The Company recognized income from a one-time licensing fee of $550,000 upon execution of the agreement which is non-refundable. Additionally, TRO has guaranteed a minimum royalty revenue to the Company of $800,000 for the period beginning November 1, 1996 through June 30, 1997. The Company has no future obligations with respect to service, support or product.